UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Citigroup Inc.

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Citigroup Inc.
399 Park Avenue
New York, NY 10043

March 16, 2004

Dear Stockholder:

We cordially invite you to attend Citigroup’s annual stockholders’ meeting. The meeting will be held on Tuesday, April 20, 2004, at 9AM at Carnegie Hall, 154 West 57th Street in New York City. The entrance to Carnegie Hall is on West 57th Street just east of Seventh Avenue.

At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached proxy statement.

Thank you for your support of Citigroup.

Sincerely,

Sanford I. Weill
Chairman of the Board

This proxy statement and the accompanying proxy card are being mailed to Citigroup stockholders beginning about March 16, 2004.

Citigroup Inc.
399 Park Avenue
New York, NY 10043

Notice of Annual Meeting of Stockholders

Dear Stockholder:

Citigroup’s annual stockholders’ meeting will be held on Tuesday, April 20, 2004 at 9AM at Carnegie Hall, 154 West 57th Street in New York City. The entrance to Carnegie Hall is on West 57th Street just east of Seventh Avenue. You will need an admission ticket or proof of ownership of Citigroup stock to enter the meeting.

At the meeting, stockholders will be asked to

--	elect directors,

--	ratify the selection of Citigroup’s independent auditors for 2004,

--	act on certain stockholder proposals, and

--	consider any other business properly brought before the meeting.

The close of business on February 27, 2004 is the record date for determining stockholders entitled to vote at the annual meeting. A list of these stockholders will be available at Citigroup’s headquarters, 399 Park Avenue, New York City, before the annual meeting.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the board of directors

Michael S. Helfer

Corporate Secretary

March 16, 2004

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Citigroup is soliciting your vote at the 2004 annual meeting of Citigroup’s stockholders.

What will I be voting on?

•	Election of directors (see page 13).
•	Ratification of KPMG LLP (KPMG) as Citigroup’s auditors for 2004 (see page 43).
•	Four stockholder proposals (see page 46).

How many votes do I have?

You will have one vote for every share of Citigroup common stock you owned on February 27, 2004 (the record date).

How many votes can be cast by all stockholders?

5,170,502,978, consisting of one vote for each of Citigroup’s shares of common stock that were outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast, or 2,585,251,490 votes. We urge you to vote by proxy even if you plan to attend the annual meeting, so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

Does any single stockholder control as much as 5% of any class of Citigroup’s voting stock?

No single stockholder controls as much as 5% of any class of Citigroup’s voting stock.

How do I vote?

You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting.

To vote by proxy, you must either

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,

•	vote by telephone (instructions are on the proxy card), or

•	vote by Internet (instructions are on the proxy card).

Citigroup employees who participate in equity programs may receive their proxy cards separately.

If you want to vote in person at the annual meeting, and you hold your Citigroup stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to Citigroup’s Corporate Secretary at the address on the cover of this proxy statement. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What if I don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, in accordance with the board’s recommendation, your shares will be voted for the nominees listed on the card, for KPMG LLP as auditors for 2004 and against the other proposals.

How are my votes counted?

You may either vote for or withhold authority to vote for each nominee for the board. You may vote for or against or you may abstain on the other proposals. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. If you abstain from voting on the other proposals, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

How many votes are required to elect directors and to adopt the other proposals?

Directors are elected by a plurality of the votes cast. The ratification of KPMG’s appointment and the shareholder proposals each require the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon in order to be approved.

Can my shares be voted if I don’t return my proxy card and don’t attend the annual meeting?

If you don’t vote your shares held in street name, your broker can vote your shares on any of the matters scheduled to come before the meeting, other than the stockholder proposals.

If your broker does not have discretion to vote your shares held in street name on a particular proposal and you don’t give your broker instructions on how to vote your shares, the votes will be broker nonvotes, which will have no effect on the vote for any matter scheduled to be considered at the annual meeting. If you don’t vote your shares held in your name, your shares will not be voted.

Could other matters be decided at the annual meeting?

We don’t know of any other matters that will be considered at the annual meeting. If a stockholder proposal that was excluded from this proxy statement is brought before the meeting, we will vote the proxies against the proposal. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need a ticket to attend the annual meeting?

Yes, you will need an admission ticket or proof of ownership of Citigroup stock to enter the meeting. When you arrive at the annual meeting, you may be asked to present photo identification, such as a driver’s license. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting, please so indicate when you vote and bring the ticket with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is the left side of your voting instruction form. If you don’t bring your admission ticket, or opted to receive your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Citigroup stockholder.

How can I access Citigroup’s proxy materials and annual report electronically?

This proxy statement and the 2003 annual report are available on Citigroup’s Internet site at www.citigroup.com. Click on “Corporate Governance,” then “Financial Disclosure,” and then “Annual Reports & Proxy Statements.” Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option and save Citigroup the cost of producing and mailing these documents in the future by following the instructions provided when you vote over the Internet. If you hold your Citigroup stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access Citigroup’s proxy statement and annual report. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. To view, cancel or change your enrollment profile, please go to www.InvestorDelivery.com.

How We Have Done

Annual Report

If you receive your proxy materials by mail, we sent Citigroup’s annual report to stockholders for 2003 to you with your proxy statement. If you view your materials on the Internet, the 2003 annual report is available on Citigroup’s website at www.citigroup.com. We urge you to read these documents carefully.

Five-Year Cumulative Total Return

The following graph and table compare the annual changes in Citigroup’s cumulative total return for the last five years with the cumulative total return of

•	the S&P 500 Index,
•	the S&P Financial Index, and
•	a Peer Index.

The S&P Financial Index is made up of the following Standard & Poor’s industry groups: Capital Markets, Commercial Banks, Consumer Finance, Diversified Financial Services, Insurance, Real Estate, and Thrifts & Mortgage Finance.

The Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association (each government sponsored entities) and Citigroup have been excluded from the Index. The Peer Index comprises ABN Amro Holding N.V., J.P. Morgan Chase & Co., The Hartford Financial Services Group, Inc., HSBC Holdings plc, MBNA Corporation, Merrill Lynch & Co., Inc., and Morgan Stanley.

The following graph and table show the value at year-end 2003 of $100 invested at the closing price on December 31, 1998 in Citigroup common stock, the S&P 500, the S&P Financial Index and the Peer Index. The comparisons in this table are set forth in response to Securities and Exchange Commission (SEC) disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of the common stock.

Comparison of Five-Year Cumulative Total Return

December 31	Citigroup	S&P 500 Index	S&P Financial Index	Peer Index

1998	100.00	100.00	100.00	100.00
1999	170.10	121.04	102.32	144.72
2000	210.12	110.02	129.23	161.48
2001	210.32	96.96	114.98	130.86
2002	160.18	75.54	101.12	108.01
2003	226.72	97.19	132.52	163.88

Corporate Governance

Citigroup aspires to the highest standards of ethical conduct: doing what we say; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern Citigroup’s businesses.

Citigroup continues to be a leader in corporate governance.

Nomination and Governance Committee

The nomination and governance committee’s mandate is to review and shape corporate governance policies and identify qualified individuals for nomination to the board of directors. All of the members of the committee meet the independence standards contained in the New York Stock Exchange (NYSE) corporate governance rules and Citigroup’s Corporate Governance Guidelines, which are attached to this proxy statement as Annex A. A copy of the committee’s charter is attached to this proxy statement as Annex C.

The committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by senior management and by security holders. Security holders who would like to propose a director candidate for consideration by the committee may do so by submitting the candidate’s name, résumé and biographical information to the attention of the Corporate Secretary, Citigroup Inc., 399 Park Avenue, New York, NY 10043. All proposals for nomination received by the Corporate Secretary will be presented to the committee for its consideration.

The committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors, including the following criteria, which have been developed by the committee and approved by the board:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards and the values statement contained in Citigroup’s annual report.
•	Whether the candidate has had broad business, governmental, non-profit or professional experience that indicates that the candidate will be able to make a significant and immediate contribution to the board’s discussion and decision-making in the array of complex issues facing a financial services business that operates on a global scale.
•	Whether the candidate has special skills, expertise and background that add to and complement the range of skills, expertise and background of the existing directors.
•	Whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the board is called upon to make.
•	Whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of Citigroup’s stockholders and our other stakeholders in reaching decisions.
•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors involves the exercise of judgment and cannot be measured in any mathematical or routine way.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the committee will make recommendations regarding potential director candidates to the board.

The committee follows the same process and uses the same criteria for evaluating candidates proposed by security holders, members of the board of directors and members of senior management.

Business Practices Committees

Citigroup’s business practices committees, at the corporate level and in each of its business units, work to ensure that our most senior executives regularly scrutinize our practices and products and potential conflicts of interest; that our policies are appropriate; and that our basic values are emphasized at every level throughout the organization. The business unit committees identify business practices that may raise these concerns, subject them to rigorous scrutiny, and present them to senior executives to decide whether changes are required.

Corporate Governance Guidelines

Citigroup’s Corporate Governance Guidelines embody many of our long-standing practices and in 2002 incorporated new policies and procedures, which strengthened our long-standing commitment to best practices. The full text of the Guidelines, as approved by the board, is set forth in Annex A to this proxy statement.

The Guidelines outline the responsibilities, operations, qualifications and composition of the board. Our goal is that at least two-thirds of the members of the board be independent. To this end, we will add independent directors from time to time, to replace directors who retire, or for other reasons. A description of our independence criteria and the results of the board’s independence determinations are set forth below. The number of other public company boards on which a director may serve is subject to a case-by-case review by the nomination and governance committee, in order to ensure that each director is able to devote sufficient time to performing his or her duties as a director. Interlocking directorates are prohibited (inside directors and executive officers of Citigroup may not sit on boards of companies where a Citigroup outside director is an executive officer).

The Guidelines require that all members of the committees of the board, other than the executive committee, be independent. Committee members are appointed by the board upon recommendation of the nomination and governance committee. Committee membership and chairs are rotated periodically. The board and each committee have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of senior management.

The Guidelines provide for executive sessions at each board meeting. The chair of the nomination and governance committee presides at the executive sessions.

Directors are expected to attend board meetings, meetings of the committees and subcommittees on which they serve and the annual meeting of stockholders. All directors attended Citigroup’s 2003 annual meeting of stockholders other than Alfredo Harp and Reuben Mark, both of whom retired from the board at the annual meeting.

The nomination and governance committee conducts an annual review of board performance, and each committee conducts its own self-evaluation. The results of these evaluations are reported to the board. Directors have full and free access to senior management and other employees of Citigroup and are provided with an orientation program for new directors and access to continuing education programs. The board reviews the personnel and compensation committee’s report on the performance of the Office of the Chairman, the Chief Executive Officer and the Chief Operating Officer in order to ensure that they are providing the best leadership for Citigroup in the long and short term. The board also works with the personnel and compensation committee to evaluate potential successors to the Chief Executive Officer and the Chief Operating Officer.

If an outside director or an immediate family member of a director serves as a director, trustee or executive officer of a foundation, university, or other non-profit organization and such entity receives contributions from Citigroup and/or the Citigroup Foundation, such contributions will be reported to the nomination and governance committee. If the annual contributions exceed the greater of $50,000 or 10% of the annual consolidated gross revenue of such entity, such contributions shall be given special consideration by the nomination and governance committee and the board for purposes of making the independence determination with respect to the director.

If an outside director serves as an executive officer of a foundation, university, or other non-profit organization and such entity has received, within the preceding three years, annual contributions from Citigroup and/or the Citigroup Foundation that exceed the greater of $1 million or 2% of the annual consolidated gross revenue of such entity, such contributions are required to be disclosed in Citigroup’s proxy statement.

The Guidelines affirm Citigroup’s stock ownership commitment, which is described in greater detail in this proxy statement. Citigroup prohibits the repricing of stock options and requires that new equity compensation plans and material revisions to such plans be submitted to stockholders for approval.

The Guidelines restrict certain financial transactions between Citigroup and its subsidiaries and senior management and their immediate families. Personal loans to directors and their immediate family members, other than credit cards, charge cards and overdraft checking privileges made on market terms in the ordinary course of business, are prohibited. Also prohibited are personal loans to executive officers and members of the management committee, or their immediate family members, except for mortgage loans, home equity loans, consumer loans, credit cards, charge cards, overdraft checking privileges and margin loans to employees of a broker-dealer subsidiary of Citigroup made in the ordinary course of business.

The Guidelines prohibit investments by Citigroup or any member of senior management in a partnership or other privately-held entity in which a director is a principal or in a publicly-traded company in which a director owns or controls more than a 10% interest. Directors and their family members are not permitted to receive IPO allocations. Directors and their family members may participate in Citigroup-sponsored investment activities, provided they are offered on the same terms as those offered to similarly situated non-affiliated persons. Under certain circumstances, or with the approval of the appropriate committee, members of senior management may participate in certain Citigroup-sponsored investment opportunities. Finally, there is a prohibition on certain investments by directors and members of senior management in third-party entities when the opportunity comes solely as a result of their position with Citigroup.

Director Independence

The board has adopted categorical standards to assist the board in evaluating the independence of each of its directors. The categorical standards describe various types of relationships that could potentially exist between a board member and Citigroup and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and no other relationships or transactions exist of a type not specifically mentioned in the categorical standards that, in the board’s opinion, taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the board will deem such person to be independent. Applying these standards, which are intended to comply with the NYSE corporate governance rules, and all other applicable laws, rules and regulations, the board has determined that each of the following directors standing for re-election is independent: C. Michael Armstrong, Alain J.P. Belda, George David, Kenneth T. Derr, John M. Deutch, Ann Dibble Jordan, Dudley C. Mecum, Richard D. Parsons, Andrall E. Pearson and Franklin A. Thomas.

Categorical Standards

•	Relationships as Client

   -- Neither a director nor any immediate family member shall have any personal loans from Citigroup, except for credit cards, charge cards and overdraft checking privileges made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

   -- Any brokerage services, private banking services, insurance and other financial services provided to a director or any member of his/her immediate family by Citigroup must be made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

•	Advisory, Consulting and Employment Arrangements

Neither a director nor any immediate family member shall:

   -- Within the last three years, have received, directly or indirectly, from Citigroup any compensation, fees or benefits in an amount greater than $100,000, other than (a) standard compensation arrangements applicable to non-employee directors generally; (b) compensation paid to directors who are employees of Citigroup; or (c) compensation paid to an immediate family member of a director who is a non-executive employee of Citigroup.

In addition, no member of the audit and risk management committee, nor any immediate family member of such individual, nor any entity in which an audit and risk management committee member is a partner, member or executive officer shall:

-- Within the last three years, have received any payment for accounting, consulting, legal, investment banking or financial advisory services provided to Citigroup.

•	Business Relationships

-- All payments made by Citigroup to, and payments received by Citigroup from, a director’s primary business affiliation or the primary business affiliation of a family member of a director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.
-- In addition, the aggregate amount of payments by Citigroup to, and to Citigroup from, any company of which a director is an executive officer or employee or where a family member of a director is an executive officer must not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.
-- All lending relationships, deposit relationships or other banking relationships between Citigroup, on the one hand, and a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director, on the other hand, must be made in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, and must not involve more than the normal risk of collectibility or present other unfavorable features. Any extensions of credit by Citigroup or its subsidiaries to such entity or its subsidiaries must comply with applicable law, including the Sarbanes-Oxley Act of 2002 (SARBANES-OXLEY), Regulation O of the Federal Reserve Board and FDIC guidelines.

•	Charitable Contributions

Annual contributions to a foundation, university, or other non-profit organization of which a director or an immediate family member serves as a director, trustee or executive officer may not exceed the greater of $50,000 or 10% of the annual consolidated gross revenue of the entity.

• Employment/ Affiliations

-- An outside director shall not:

(i)	be or have been an employee of Citigroup within the last three years;

(ii)	be part of, or within the past three years have been part of, an interlocking directorate in which an executive officer of Citigroup serves or has served on the compensation committee of a company that concurrently employs or employed the director; or

(iii)	be or have been affiliated with or employed by a present or former auditor of Citigroup within the five-year period following the auditing relationship.

-- An outside director may not have a family member who:

(i)	is an executive officer or has been within the last three years;

(ii)	is, or within the past three years has been, part of an interlocking directorate in which an executive officer of Citigroup serves or has served on the compensation committee of a company that concurrently employs or employed such family member; or

(iii)	is or has been affiliated with or employed by a present or former auditor of Citigroup within the five-year period following the auditing relationship.

-- No member of the audit and risk management committee shall be an affiliated person of Citigroup.

•	Definitions

For purposes of these independence standards, (i) the term “family member” means any of the director’s spouse, parents, children, brothers, sisters, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home; (ii) the term “immediate family members“ of a director means the director’s spouse and other “family members” (including children) who share the director’s home or who are financially dependent on the director; and (iii) the term “primary business affiliation” means an entity of which the director is an officer, partner or employee or in which the director holds at least a 5% equity interest.

Stockholder Communications

Stockholders who wish to communicate with a member or members of the board of directors, including the chair of the nomination and governance committee or the non-management directors as a group, may do so by addressing their correspondence to the board member or members, c/o the Corporate Secretary, Citigroup Inc., 399 Park Avenue, New York, NY 10043. The board of directors has unanimously approved a process pursuant to which the office of the Corporate Secretary will review and forward correspondence to the appropriate person or persons for response.

Code of Ethics

The board has adopted a Code of Ethics for Financial Professionals governing the principal executive officers of Citigroup and its reporting subsidiaries and all Citigroup professionals worldwide serving in a finance, accounting, treasury, tax or investor relations role. A copy of the Code of Ethics is available on our website at www.citigroup.com. Click on “Corporate Governance” and then “Code of Ethics for Financial Professionals.” It has also been filed as an exhibit to our 2002 Annual Report on Form 10-K. We intend to disclose amendments to, or waivers from, the Code of Ethics, if any, on our website.

Ethics Hotline

Citigroup strongly encourages employees to raise possible ethical issues. We maintain an ethics hotline that is available 24 hours a day, seven days a week to receive reports of ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls or auditing matters. Callers may choose to remain anonymous. We prohibit retaliatory action against any individual for raising legitimate concerns or questions regarding ethical matters, or for reporting suspected violations.

Code of Conduct

The board has adopted a Code of Conduct which outlines the principles, policies and laws that govern the activities of Citigroup and its employees, agents and representatives and establishes guidelines for professional conduct in the workplace. Every employee is required to read and follow the Code of Conduct. A copy of the Code of Conduct is available on our website at www.citigroup.com. Click on “Corporate Governance” and then “Code of Conduct.”

Stock Ownership

Citigroup has long encouraged stock ownership by its directors, officers and employees to align their interests with the interests of stockholders. We believe that these policies, which are a unique and distinguishing characteristic of Citigroup, have been a significant factor in the superior financial results we have achieved for Citigroup’s stockholders.

As part of our commitment to aligning employee and stockholder interests

•	we pay a significant portion of directors’ fees and senior management compensation in common stock and/or stock options, and
•	our directors and senior management, approximately 125 individuals in all, have entered into a stock ownership commitment, which provides that each of such individuals will hold at least 75% of all Citigroup common stock owned by him or her on the date he or she becomes subject to the commitment and awarded to him or her in the future, subject to certain minimum ownership guidelines, as long as he or she remains a director or member of senior management.

For these purposes, senior management includes

•	our management committee, comprised of our most senior executives,

•	the planning groups for the Global Consumer, Global Corporate and Investment Bank, Smith Barney, Global Investment Management, and Citigroup International businesses, and

•	the most senior members of corporate staff.

Exceptions to the stock ownership commitment include gifts to charity, estate planning transactions, transactions with Citigroup in connection with exercising employee stock options or paying withholding taxes under equity compensation programs, and certain other circumstances.

We provide numerous opportunities for employees around the world to own common stock through restricted or deferred stock awards and stock option grants which are granted at the time annual cash incentive awards are paid, our broad-based stock award program, a Citigroup common stock fund in the 401(k) plan, various equity-based incentive programs for employees who are paid on commissions, and participation in Citigroup’s employee stock purchase programs. Our goal is to provide all employees the opportunity to own stock, and approximately two-thirds of Citigroup employees currently participate in these programs.

The following table shows the beneficial ownership of Citigroup common stock by our directors and certain executive officers at March 5, 2004.

		Amount and Nature of Beneficial
		Ownership
			Stock
		Common	Options
		Stock	Exercisable	Total
		Beneficially	Within	Common
		Owned	60 Days of	Stock
		Excluding	Record	Beneficially
Name	Position	Options	Date (A)	Owned (A)

C. Michael Armstrong	Director	98,894	15,902	114,796
Alain J.P. Belda	Director	20,948	32,376	53,324
George David	Director	13,407	10,300	23,707
Kenneth T. Derr	Director	57,003	24,255	81,258
John M. Deutch	Director	61,439	24,139	85,578
Robert Druskin	Executive Officer	1,010,039	432,774	1,442,813
Roberto Hernández	Director	19,461,525	0	19,461,525
Ann Dibble Jordan	Director	21,035	15,902	36,937
Sallie L. Krawcheck	Executive Officer	87,036	183,333	270,369
Dudley C. Mecum	Director	336,225	15,902	352,127
Richard D. Parsons	Director	77,390	15,902	93,292
Andrall E. Pearson	Director	256,055	15,902	271,957
Charles Prince	Director and Chief Executive Officer	1,182,117	554,493	1,736,610
Robert E. Rubin	Director, Member of the Office of the Chairman and Chairman of the Executive Committee	438,131	3,087,933	3,526,064
Franklin A. Thomas	Director	98,062	31,146	129,208
Sanford I. Weill	Chairman and Executive Officer	16,772,989	2,867,859	19,640,848
Robert B. Willumstad	Director and Executive Officer	1,581,905	672,495	2,254,400
Arthur Zankel	Director	476,240	42,153	518,393
The Hon. Gerald R. Ford	Honorary Director	104,043	15,902	119,945
All directors and executive officers as a group (31 persons)		49,657,644	14,749,753	64,407,397

   (A) The share numbers in these columns have been restated to reflect equitable adjustments made to all Citigroup options outstanding on August 20, 2002 in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. Such adjustments are more fully detailed in footnote C to the summary compensation table below.

At March 5, 2004, no director or executive officer owned

•	any shares of Citigroup’s preferred stock, or

•	as much as 1% of Citigroup’s common stock;

however, all of the directors and executive officers as a group beneficially owned approximately 1.25% of Citigroup’s common stock.

Some of the Citigroup shares shown in the preceding table are considered as beneficially owned under SEC rules, but are shares

•	for which receipt has been deferred under certain directors deferred compensation plans,

•	held as a tenant-in-common with a family member or trust,

•	owned by a family member or held by a trust for which the director or executive officer is a trustee but not a beneficiary,

•	for which the director or executive officer has direct or indirect voting power but not dispositive power, or

•	for which the director or executive officer has direct or indirect voting power but that are subject to restrictions on disposition,

as shown in the following table:

		Owned by
		or Tenant-in-		Voting Power,	Voting Power,
		Common with		but not	but Subject to
	Receipt	Family Member		Dispositive	Restrictions on
Director/Officer	Deferred	or Trust		Power	Disposition

C. Michael Armstrong	92,999
Alain J.P. Belda	15,948
George David	3,407
Kenneth T. Derr	26,267
John M. Deutch	6,321
Robert Druskin	59,334			5,688	100,979
The Hon. Gerald R. Ford		104,043
Roberto Hernández		19,461,525
Ann Dibble Jordan	9,341
Sallie L. Krawcheck	29,166				57,020
Dudley C. Mecum	255,571	5,054	[1]
Richard D. Parsons	29,050	43,340	[1]
Andrall E. Pearson	212,224
Charles Prince	84,678	4,080	[1]	2,790	419,918
Robert E. Rubin	100,623				263,141
Franklin A. Thomas	84,015
Sanford I. Weill	6,612	1,003,793	[2]	37,393
Robert B. Willumstad	69,095	78,050		8,849	430,333
Arthur Zankel		398,263
All directors and executive officers as a group (31 persons)	1,409,887	21,517,961	[3]	91,195	2,628,346

1	disclaims beneficial ownership
2	disclaims beneficial ownership of 200,600 shares
3	disclaims beneficial ownership of an aggregate of 253,074 shares

Proposal 1: Election of Directors

The board of directors has nominated all of the current directors for re-election at the 2004 annual meeting except Arthur Zankel who will be retiring from the board, effective at the annual meeting.

The Nominees

The following tables give information — provided by the nominees — about their principal occupation, business experience, and other matters.

The board of directors recommends that you vote for

each of the following nominees.

Name and Age at	Position, Principal Occupation, Business Experience
Record Date	and Directorships

C. Michael Armstrong 65	Chairman
Comcast Corporation
• Chairman, Comcast Corporation — 2002 to present
• Chairman and Chief Executive Officer, AT&T Corp. — 1997 to 2002
• Chairman and Chief Executive Officer, Hughes Electronic Corporation — 1992 to 1997
• Officer, International Business Machines Corporation — 1961 to 1992
   Member, IBM Management Committee
   Chairman, IBM World Trade Corporation
• Director of Citigroup (or predecessor) since 1989
• Other Directorships: HCA Inc.
• Other Activities: Johns Hopkins University (Trustee), President’s Export Council
   (member), Council on Foreign Relations (member), Carnegie Hall (Trustee), The
   Business Roundtable (member), Schroder Venture Capital (Advisory Board),
   The Parsons Corporation (Director) and MIT Sloan School of Management (visiting professor)

Name and Age at	Position, Principal Occupation, Business Experience
Record Date	and Directorships

Alain J.P. Belda 60	Chairman and Chief Executive Officer
Alcoa Inc.
• Chairman, Alcoa Inc. — 2001 to present
• Chief Executive Officer — 1999 to present
• Director — 1999 to present
• President — 1997 to 2001
• Chief Operating Officer — 1997 to 1999
• Vice Chairman — 1995 to 1997
• Executive Vice President — 1994 to 1995
• President, Alcoa (Latin America) — 1991 to 1994
• Vice President — 1982 to 1991
• President, Alcoa Aluminio SA (Brazil) — 1979 to 1994
• Joined Alcoa — 1969
• Director of Citigroup (or predecessor) since 1997
• Other Directorships: E. I. du Pont de Nemours and Company
• Other Activities: The Ford Foundation (Trustee) and The Conference Board (Trustee)

George David 61	Chairman and Chief Executive Officer
United Technologies Corporation
• Chairman, United Technologies Corporation — 1997 to present
• Chief Executive Officer — 1994 to present
• President — 1992 to 1999; 2002 to present
• Director — 1992 to present
• Director of Citigroup since 2002
• Other Activities: National Academy Foundation (member), The Business Roundtable (member), The Business Council (member), Carnegie Hall (member), and Institute for International Economics (member)

Name and Age at	Position, Principal Occupation, Business Experience
Record Date	and Directorships

Kenneth T. Derr 67	Chairman, Retired
ChevronTexaco Corporation
• Chairman and Chief Executive Officer, Chevron Corporation — 1989 to 1999
• Vice Chairman — 1985 to 1988
• Director — 1981 to 1999
• President and Chief Executive Officer, Chevron USA Inc. — 1979 to 1984
• Vice President — 1972 to 1979
• Assistant to the President — 1969 to 1972
• Joined Chevron Corporation — 1960
• Director of Citigroup (or predecessor) since 1987
• Other Directorships: AT&T Corp., Halliburton Company, Calpine Corporation, American Productivity and Quality Center, and Committee to Encourage Corporate Philanthropy (Co-Chairman)
• Other Activities: American Petroleum Institute (Director), The Business Council (member), Council on Foreign Relations (member), Board of Overseers, Hoover Institution (member), and Cornell University (Trustee Emeritus)

John M. Deutch 65	Institute Professor
Massachusetts Institute of Technology
• Institute Professor, M.I.T. — 1990 to present
• Director of Central Intelligence — 1995 to 1996
• Deputy Secretary, U.S. Department of Defense — 1994
• Under Secretary, U.S. Department of Defense — 1993
• Provost and Karl T. Compton Professor of Chemistry, M.I.T. — 1985 to 1990
• Dean of Science, M.I.T. — 1982 to 1985
• Under Secretary, U.S. Department of Energy — 1979 to 1980
• Director, Energy Research of the U.S. Department of Energy — 1978
• Director of Citigroup (or predecessor) since 1996 (and 1987 to 1993)
• Citibank, N.A. director — 1987 to 1993 and 1996 to 1998
• Other Directorships: Cummins Inc., Raytheon Company, Schlumberger Limited, and Surface Logix

Name and Age at	Position, Principal Occupation, Business Experience
Record Date	and Directorships

Roberto Hernández Ramirez 61	Chairman
Banco Nacional de México
• Chairman, Banco Nacional de México, S.A. — 1991 to present
• Chief Executive Officer, Banco Nacional de México, S.A. — 1997 to 2001
• Director, Grupo Financiero Banamex, S.A. de C.V. — 1991 to present
• Co-founder, Acciones y Valores de México, S.A. de C.V., Chairman — 1971 to 2003
• Chairman of the Board, Bolsa Mexicana de Valores, S.A. de C.V. (Mexican Stock Exchange) — 1974 to 1979, Director — 1972 to present
• Advisory Board Member, Federal Reserve Bank of New York — 2002 to present
• Chairman of the Board, Asociación Mexicana de Bancos (Mexican Bankers Association) — 1993 to 1994
• Member, Bolsa Mexicana de Valores, S.A. de C.V. — 1967 to 1986
• Director of Citigroup since 2001
• Other Directorships: Empresas ICA Sociedad Controladora, S.A. de C.V., GRUMA, S.A. de C.V., Grupo Modelo, S.A. de C.V. and Grupo Televisa, S.A.
• Other Activities: Consejo Mexicano de Hombres de Negocios (Mexican Businessmen Council) (member), Museo Nacional del Arte (Chairman), Patronato Pro-Universidad Veracruzana (Chairman), Club de Banqueros de México (Chairman), Museo de Arte del Estado de Veracruz (Honorary Chairman), Patronato Pro-Rescate y Preservación del Patrimonio Arquitectónico de San Luis Potosí (Chairman), Fomento Cultural Banamex, A.C. (member), Fomento Social Banamex, A.C. (member), Fondo Ecológico Banamex, A.C. (member), Museo Nacional del Arte (member), Centro Mexicano de Filantropia (member), Patronato del Museo Dolores Olmedo Patiño (member), Universidad Iberoamericana, A.C. (member), Instituto de Fomento e Investigación Educativa, A.C. (member), Canal Once (member), Auditorio Nacional (member), Consejo Consultivo Ciudadano de Desarrollo Social del Distrito Federal (Advisor), and Universidad de Las Américas — Puebla (Advisor)

Name and Age at	Position, Principal Occupation, Business Experience
Record Date	and Directorships

Ann Dibble Jordan 69	Consultant
• Director of the Department of Social Services for the University of Chicago Medical Center — 1986 to 1987
• Field Work Associate Professor at the School of Social Service Administration of the University of Chicago — 1970 to 1987
• Director of Social Services of Chicago Lying-in Hospital — 1970 to 1985
• Director of Citigroup (or predecessor) since 1989
• Other Directorships: Johnson & Johnson and Automatic Data Processing, Inc.
• Other Activities: The National Symphony Orchestra (Chairman), The Phillips Collection (Director), Catalyst (Director), The University of Chicago (Trustee), Memorial Sloan-Kettering Cancer Center (member), and WETA (member)

Dudley C. Mecum 69	Managing Director
Capricorn Holdings, LLC
• Managing Director, Capricorn Holdings, LLC — 1997 to present
• Partner, G.L. Ohrstrom & Co. — 1989 to 1996
• Managing Partner, KPMG LLP (New York office) — 1979 to 1985
• Assistant Secretary of the Army (I&L) — 1971 to 1973
• Director of Citigroup (or predecessor) since 1986
• Other Directorships: Lyondell Chemical Company, Suburban Propane Partners, L.P., and Mrs. Fields Famous Brands, Inc.

Name and Age at	Position, Principal Occupation, Business Experience
Record Date	and Directorships

Richard D. Parsons 55	Chairman and Chief Executive Officer
Time Warner Inc.
• Chairman, Time Warner Inc. — 2003 to present
• Chief Executive Officer — 2002 to present
• Co-Chief Operating Officer — 2001 to 2002
• Director, Time Warner Inc. (or predecessor) — 1991 to present
• President — 1995 to 2000
• Chairman and Chief Executive Officer, Dime Savings Bank of New York — 1991 to
   1995
• President and Chief Operating Officer — 1988 to 1990
• Associate, Partner and Managing Partner, Patterson, Belknap, Webb & Tyler — 1977 to
   1988
• General Counsel and Associate Director, Domestic Council, White House — 1975 to
   1977
• Deputy Counsel to the Vice President, Office of the Vice President of the United
   States — 1975
• Assistant and First Assistant Counsel to the Governor, State of New York — 1971 to
   1974
• Director of Citigroup (or predecessor) since 1996
• Citibank, N.A. director — 1996 to 1998
• Other Directorships: The Estee Lauder Companies Inc.
• Other Activities: Apollo Theatre Foundation (Chairman), Colonial Williamsburg
   Foundation (member), Museum of Modern Art (member), and Howard University
(member)
Andrall E. Pearson 78
Founding Chairman
Yum! Brands
• Founding Chairman, Yum! Brands — 2001 to present
• Chairman and Chief Executive Officer — 1997 to 2000
• Operating Partner, Clayton, Dubilier & Rice, Inc. — 1993 to 1997
• Professor, Harvard Business School — 1985 to 1993 (currently Professor Emeritus)
• President and Chief Operating Officer, PepsiCo, Inc. — 1971 to 1984
• Director of Citigroup (or predecessor) since 1986

Name and Age at	Position, Principal Occupation, Business Experience
Record Date	and Directorships

Charles Prince 54	Chief Executive Officer
Citigroup Inc.
• Chief Executive Officer, Citigroup Inc. — 2003 to present
• Chairman and Chief Executive Officer, Global Corporate and Investment Banking
  Group — 2002 to 2003
• Chief Operating Officer — 2001 to 2002
• Chief Administrative Officer — 2000 to 2001
• General Counsel and Corporate Secretary — 1999 to 2002
• Co-General Counsel — 1998 to 1999
• Executive Vice President, General Counsel and Secretary, Travelers Group Inc. — 1996
   to 1998
• Senior Vice President and General Counsel, Commercial Credit Company — 1983 to
   1996
• Director of Citigroup since 2003
• Joined Citigroup (or predecessor) — 1979
• Other Activities: Council on Foreign Relations (member), The Business Roundtable
   (member), BRT Institute for Corporate Ethics (Advisory Council), United Negro College
   Fund (Director), The Business Council (member), Teachers College, and Columbia
University (Director)

Robert E. Rubin 65	Member of the Office of the Chairman and
Chairman of the Executive Committee
Citigroup Inc.
• Member of the Office of the Chairman and Chairman of the Executive Committee,
   Citigroup Inc. — 1999 to present
• Secretary of the Treasury of the United States — 1995 to 1999
• Assistant to the President for Economic Policy — 1993 to 1995
• Co-Senior Partner and Co-Chairman, Goldman, Sachs & Co. — 1990 to 1992
• Vice-Chairman and Co-Chief Operating Officer — 1987 to 1990
• Management Committee — 1980
• General Partner — 1971
• Joined Goldman, Sachs & Co. — 1966
• Director of Citigroup since 1999
• Other Directorships: Ford Motor Company
• Other Activities: Local Initiatives Support Corporation (Chairman), The Mount Sinai
   School of Medicine (Trustee), the Harvard Corporation (member), the Council on
   Foreign Relations (Vice Chairman), Insight Capital Partners (Advisory Board) and
Tinicum Capital Partners, L.P. (Special Advisor)

Name and Age at	Position, Principal Occupation, Business Experience
Record Date	and Directorships

Franklin A. Thomas 69	Consultant
TFF Study Group
• Consultant, TFF Study Group — 1996 to present
• President, The Ford Foundation — 1979 to 1996
• Private practice of law — 1978 to 1979
• President, Bedford-Stuyvesant Restoration Corporation — 1967 to 1977
• Director of Citigroup (or predecessor) since 1970
• Citibank, N.A. director — 1970 to 1998
• Other Directorships: Alcoa Inc., Cummins Inc., Lucent Technologies Inc., and PepsiCo,
   Inc.
• Other Activities: September 11th Fund (Chairman)

Sanford I. Weill 70	Chairman
Citigroup Inc.
• Chairman, Citigroup Inc. — 1998 to present
• Chief Executive Officer, Citigroup Inc. — 1998 to 2003
• Member of the Office of the Chairman — 1999 to present
• Chairman of the Board and Chief Executive Officer, Travelers Group — 1986 to 1998
• President — 1986 to 1991
• President, American Express Company — 1983 to 1985
• Chairman of the Board and Chief Executive Officer, American Express Insurance
   Services, Inc. — 1984 to 1985
• Chairman of the Board, Shearson Lehman Brothers Holdings Inc. — 1984 to 1985
• Chairman of the Board and Chief Executive Officer, or a principal executive officer,
   Shearson Lehman Brothers Inc. — 1965 to 1984
• Founding Partner, Shearson Lehman Brothers Inc.’s predecessor partnership — 1960 to
   1965
• Director of Citigroup (or predecessor) since 1986
• Other Activities: The Business Council (member), Board of Directors, Federal Reserve
   Bank of New York (Director), Board of Trustees, Carnegie Hall (Chairman), Baltimore
   Symphony Orchestra (Director), Board of Governors of New York Hospital (member),
   Board of Overseers of the Joan and Sanford I. Weill Medical College & Graduate School
   of Medical Sciences of Cornell University (Chairman), The New York and Presbyterian
   Hospitals (Trustee), Cornell University’s Johnson Graduate School of Management
   Advisory Council (member), Cornell University (Trustee Emeritus), National Academy
   Foundation (Chairman), and United States Treasury Department’s Working Group on
Child Care (member)

Name and Age at	Position, Principal Occupation, Business Experience
Record Date	and Directorships

Robert B. Willumstad 58	President and Chief Operating Officer
Citigroup Inc.
• Chief Operating Officer, Citigroup Inc. — 2003 to present
• President — 2002 to present
• Chairman and Chief Executive Officer, Global Consumer Group — 2000 to 2003
• Head of Global Consumer Lending — 1998 to 2000
• Chairman and Chief Executive Officer, Commercial Credit Company — 1993 to 1998
• Joined Citigroup (or predecessor) in 1987
• Director of Citigroup since 2003
• Other Directorships: MasterCard International and Habitat for Humanity International
• Other Activities: Financial Services Roundtable (member), and American Scandinavian
Foundation (Trustee)

The Honorable Gerald R. Ford, Honorary Director* 90	Former President of the United States
• President of the United States — August 1974 through January 1977
• Vice President of the United States — December 1973 through August 1974
• Director or Honorary Director of Citigroup (or predecessor) since 1986
• Other Positions: American Express Company (Advisor to the Board)

*The Hon. Gerald R. Ford is an honorary director and as such is appointed by the board and does not stand for election.
The one-year terms of all of Citigroup’s directors expire at the annual meeting. Directors are not eligible to stand for re-election after reaching the age of 72, other than Andrall Pearson, who has been granted an exception, and Sanford Weill, who, pursuant to his employment agreement, has agreed to serve as Chairman of the Board until the annual meeting in 2006.

Meetings of the Board of Directors

and Committees
The board of directors met 13 times in 2003. During 2003, the audit and risk management committee met 12 times, and each of the personnel and compensation and the nomination and governance committees met 8 times.

Each director attended at least 75 percent of the total number of meetings of the board of directors and board committees of which he or she was a member in 2003.

Meetings of Non-Management Directors

Citigroup’s non-management directors meet in executive sessions without any management directors in attendance each time the full board convenes for a regularly scheduled meeting, which is usually 7 times each year, and, if the board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The chair of the nomination and governance committee presides at each executive session of the non-management directors.

Committees of the Board of Directors

The standing committees of the board of directors are:

The executive committee, which acts on behalf of the board if a matter requires board action before a meeting of the full board can be held.

The audit and risk management committee, which assists the board in fulfilling its oversight responsibility relating to (i) the integrity of Citigroup’s financial statements and financial reporting process and Citigroup’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function — Audit and Risk Review; (iii) the annual independent audit of Citigroup’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the compliance by Citigroup with legal and regulatory requirements, including Citigroup’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out in its charter. The report of the committee required by the rules of the SEC is included in this proxy statement.

Subcommittees of the audit and risk management committee cover Citigroup’s corporate and investment banking businesses, consumer businesses and investment management businesses.

The board has determined that each of Messrs. Armstrong, Belda, David, Derr, and Deutch qualifies as an “audit committee financial expert” as defined by the SEC and, in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, is independent within the meaning of applicable SEC rules, the corporate governance rules of the NYSE and the Federal Deposit Insurance Corporation guidelines.

The audit and risk management committee charter is attached to this proxy statement as Annex B.

The nomination and governance committee, which is responsible for identifying individuals qualified to become board members and recommending to the board the director nominees for the next annual meeting of stockholders. It leads the board in its annual review of the board’s performance and recommends to the board director candidates for each committee for appointment by the board. The committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the board the Corporate Governance Guidelines applicable to Citigroup and monitoring Citigroup’s compliance with these policies and the Guidelines. The committee also reviews Citigroup’s Code of Conduct, the Code of Ethics for Financial Professionals and other internal policies to confirm that the principles contained in the Codes are being incorporated into Citigroup culture and business practices.

The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the nomination and governance committee is independent according to the corporate governance rules of the NYSE.

The nomination and governance committee charter is attached to this proxy statement as Annex C.

The personnel and compensation committee, which is responsible for determining the compensation for the Office of the Chairman, the Chief Executive Officer and the Chief Operating Officer, and approving the compensation structure for senior management, including members of the business planning groups, the most senior managers of corporate staff, and other highly paid professionals in accordance with guidelines established by the committee from time to time. The committee has produced an annual report on executive compensation that is included in this proxy statement. Further, the committee approves broad-based and special compensation plans across Citigroup and reviews employee compensation strategies.

Additionally, the committee will regularly review Citigroup’s management resources, succession planning and talent development activities, as well as the performance of senior management.

The committee is also charged with monitoring Citigroup’s performance toward meeting its goals on employee diversity.

The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the personnel and compensation committee is independent according to the corporate governance rules of the NYSE. Each of such directors is a “non-employee director,” as defined by Section 16 of the Securities Exchange Act of 1934, and is an “outside director,” as defined by Section 162(m) of the IRC.

The personnel and compensation committee charter is attached to this proxy statement as Annex D.

The public affairs committee, which is responsible for reviewing Citigroup’s policies and programs that relate to public issues of significance to Citigroup and the public at large and reviewing relationships with external constituencies and issues that impact Citigroup’s reputation. The committee also has responsibility for, among other things, reviewing political and charitable contributions made by Citigroup and the Citigroup Foundation, reviewing Citigroup’s policies and practices regarding employee and supplier diversity, and reviewing Citigroup’s policies regarding privacy.

The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the public affairs committee is independent according to the corporate governance rules of the NYSE.

The public affairs committee charter is attached to this proxy statement as Annex E.

The charters attached to this proxy statement are also available free of charge on Citigroup’s website at www.citigroup.com under the “Corporate Governance” page or by writing to Citigroup Inc., Corporate Governance, 425 Park Avenue, 2nd floor, New York, NY 10043.

The following table shows the current membership of each committee.

		Audit and Risk	Personnel and	Nomination and
Director	Executive	Management	Compensation	Governance	Public Affairs

C. Michael Armstrong		Chair		X
Alain J.P. Belda		X	X	Chair
George David		X
Kenneth T. Derr	X	X	X	X
John M. Deutch		X		X	X
Ann Dibble Jordan					Chair
Dudley C. Mecum	X				X
Richard D. Parsons			Chair	X
Andrall E. Pearson			X
Charles Prince	X
Robert E. Rubin	Chair
Franklin A. Thomas	X				X
Sanford I. Weill	X

Directors’ Compensation

Directors’ compensation is determined by the board. Since its initial public offering in 1986, Citigroup has paid outside directors all or a portion of their compensation in common stock, to assure that the directors have an ownership interest in common with other stockholders. Non-employee directors, other than Roberto Hernández who, except as described below, has waived receipt of compensation for his services as a director, and the honorary director currently receive an annual retainer of $125,000, payable either 100% in common stock, receipt of which may be deferred at the director’s election, or up to 50% in cash to cover taxes and the remainder in common stock. Directors may elect to receive all or a portion of this compensation in the form of an option to purchase shares of Citigroup common stock. The number of shares in the option grant are calculated by dividing the dollar amount elected by one-quarter of the fair market value of Citigroup common stock on the grant date. The fair market value is defined as the closing price of Citigroup common stock on the NYSE on the trading day immediately preceding the grant date. The options vest and become exercisable in two equal annual installments beginning one year from the grant date and expire six years after the grant date. In addition, the outside directors and the honorary director receive an annual option grant to purchase 5,000 shares of Citigroup common stock. The calculation of the exercise price and other terms of these options are identical to those described above.

Directors who are employees of Citigroup or its subsidiaries do not receive any compensation for their services as directors.

Except as described below, directors receive no additional compensation for participation on board committees and subcommittees. Committee and subcommittee chairs receive additional compensation of $15,000, except for the chair of the audit and risk management committee, who receives $25,000.

This additional compensation is paid in the same manner as the annual retainer, but directors may not elect stock options for this portion of their fee. Additional compensation for special assignments is determined on a case by case basis, but no such additional compensation was paid to any director in 2003; however, in consideration of their service as non-executive chairmen of Grupo Financiero Banamex Accival and Banco Nacional de México, respectively, each of which is an indirect wholly owned subsidiary of Citigroup, and other duties and services performed for such entities and their affiliates during 2003, including governmental and client relations and strategic development, Citigroup, or certain of its Mexican affiliates, provided certain security services to Alfredo Harp (who retired from the board on April 15, 2003) and Roberto Hernández and members of their immediate families as well as office, secretarial and related services, and airplane and helicopter usage. The aggregate amount of such expenses for Mr. Harp for the period he served as a director during 2003 was $489,000. For Mr. Hernández, the aggregate amount of such expenses for 2003 was $1,592,000.

Audit and Risk Management Committee Report

In accordance with its written charter, which was approved in its current form by the Board of Directors on January 20, 2004, the Audit and Risk Management Committee (the “Committee”) assists the Board in, among other things, oversight of the financial reporting process, including the effectiveness of internal accounting and financial controls and procedures, and controls over the accounting, auditing, and financial reporting practices of Citigroup. A copy of the Committee charter is attached to Citigroup’s proxy statement as Annex B.

The Board of Directors has determined that all five members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules and regulations.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, the system of internal controls, and procedures designed to insure compliance with accounting standards and applicable laws and regulations. Citigroup’s independent auditors are responsible for auditing the financial statements. The Committee’s responsibility is to monitor and review these processes and procedures. The members of the Committee are not professionally engaged in the practice of accounting or auditing and we are not professionals in those fields. The Committee relies, without independent verification, on the information provided to us and on the representations made by management that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent auditors that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

During fiscal 2003, the Committee had twelve meetings and three educational sessions. In addition, the Global Consumer Audit and Risk Management Subcommittee, the Global Corporate and Investment Bank Audit and Risk Management Subcommittee, and the Investment Management Audit and Risk Management Subcommittee each had four meetings. The Committee’s regular meetings were conducted so as to encourage communication among the members of the Committee, management, the internal auditors, and Citigroup’s independent auditors, KPMG LLP. Among other things, the Committee discussed with Citigroup’s internal and independent auditors the overall scope and plans for their respective audits. The Committee separately met with each of the internal and independent auditors, with and without management, to discuss the results of their examinations and their observations and recommendations regarding Citigroup’s internal controls. The Committee also discussed with Citigroup’s independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Committee reviewed and discussed the audited consolidated financial statements of Citigroup as of and for the year ended December 31, 2003 with management, the internal auditors, and Citigroup’s independent auditors. Management’s discussions with the Committee included a review of critical accounting policies.

The Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and Citigroup that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’

independence. Effective January 1, 2003 Citigroup adopted a policy that it would no longer engage its primary independent auditors for non-audit services other than “audit-related” services as defined by the Securities and Exchange Commission (“SEC”), certain tax services and other permissible non-audit services as specifically approved by the Chair of the Committee and presented to the full Committee at its next regular meeting. The policy also requires pre-approval of all services provided. The policy includes limitations on the hiring of KPMG partners and other professionals to ensure that we satisfy the SEC’s auditor independence rules. The Committee has reviewed and approved the amount of fees paid to KPMG for audit and non-audit services. The Committee concluded that the provision of services by KPMG is compatible with the maintenance of KPMG’s independence.

At four of its meetings during 2003 and one of its meetings during 2004, the Committee met with members of senior management and the independent auditors to review the certifications provided by the Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and the overall certification process. At these meetings, company officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal control over financial reporting and any fraud, whether or not material, involving management or other employees with a significant role in internal control over financial reporting.

Based on the above-mentioned review and discussions with management, the internal auditors, and the independent auditors, and subject to the limitations on our role and responsibilities described above and in the Committee charter, the Committee recommended to the Board of Directors that Citigroup’s audited consolidated financial statements be included in Citigroup’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC.

THE AUDIT AND RISK MANAGEMENT COMMITTEE:

C. Michael Armstrong (Chair)

Alain J.P. Belda
George David
Kenneth T. Derr
John M. Deutch

Dated: February 26, 2004

Report of the Personnel and Compensation Committee on

       Executive Compensation

Committee Responsibilities. The Personnel and Compensation Committee (the “Committee”) is responsible for determining the compensation for the Office of the Chairman, the Chief Executive Officer and the Chief Operating Officer and approving the compensation structure for senior management, including members of the business planning groups, the most senior managers of corporate staff and other highly paid professionals, in accordance with guidelines established by the Committee from time to time. Further, the Committee approves equity incentive, broad-based and special compensation plans across Citigroup Inc. (the “Company”). In executing its compensation responsibilities, including developing and reviewing compensation for the Office of the Chairman, the Chief Executive Officer and the Chief Operating Officer, the Committee utilizes the assistance of an independent compensation consulting firm. All members of the Committee are independent directors.

Statement of Philosophy. The Company seeks to attract and retain highly qualified employees at all levels, and in particular, those whose performance is most critical to the Company’s success. To accomplish this, the Company is willing to provide superior compensation for superior performance. Such performance is generally measured on the performance of a business unit or on the performance of the Company as a whole, or using both criteria, as the nature of an executive’s responsibilities may dictate. Factors considered include earnings, earnings per share, return on equity, return on capital, return on assets, balance sheet and capital strength, risk management, franchise expansion, customer satisfaction, corporate governance, adherence to corporate values, and contributions to both operating unit and Company-wide achievement. In conducting its assessment, the Committee reviews changes in the Company’s and its individual business units’ overall financial results over time, as well as similar data for comparable companies to the extent available. The Chief Executive Officer presents to the Committee his assessment of executives, their accomplishments, and individual and corporate performance.

Stock Ownership Commitment. It is the Company’s longstanding policy to strongly encourage stock ownership by both directors and senior management as it serves to closely align the interests of management with those of the stockholders. This policy is a unique and distinguishing characteristic of the Company, encouraging ownership in the following ways:

•	at least 50% and, at the director’s election, up to 100% of directors fees are paid in Company stock or stock options
•	a broad group of employees, including all members of senior management, are granted awards of restricted or deferred stock and are eligible to receive stock options at the same time cash incentives are paid
•	employees below the senior management level are provided the opportunity to own stock through restricted/deferred stock awards, stock option grants, the 401(k) Plan, and an employee global stock purchase program. Approximately two-thirds of Citigroup employees currently are owners through their participation in these programs.

To further underscore the Company’s commitment to stock ownership, each member of the Board of Directors and each senior executive has committed to hold at least 75% of any Company stock owned by him or her on the date he or she became subject to the commitment and awarded to him or her in the future, subject to certain minimum ownership guidelines, as long as he or she remains a director or member of senior management (the “Stock Ownership Commitment”). Senior management includes the

Management Committee, members of the business planning groups, and the most senior members of corporate staff. Exceptions to the stock ownership commitment include gifts to charity, estate planning transactions, transactions with Citigroup in connection with exercising employee stock options or paying withholding taxes under equity compensation programs, and certain other circumstances. The Committee believes that this stock ownership commitment has played, and will continue to play, a significant part in driving the Company’s success in creating value for its stockholders.

Covered Executive Compensation. To secure the deductibility of bonuses awarded to the executives, other than Robert Druskin, named in the Summary Compensation Table that follows this report (the “Plan Executives”), bonuses to these executives have been awarded under the 1999 Citigroup Executive Performance Plan (the “Compensation Plan”). However, as Robert Rubin’s compensation is governed by an employment agreement (the “Employment Agreement”), which is described on page 39 of Citigroup’s proxy statement, his bonus was not awarded under the Compensation Plan. The Compensation Plan was approved by stockholders in 1999 and establishes certain performance criteria for determining the maximum amount of bonus compensation available for the Plan Executives. Under the Compensation Plan, the creation of any bonus pool for Plan Executives is contingent upon the Company achieving at least a 10% return on equity, as defined in the Compensation Plan. The amount of the bonus pool is calculated based upon the extent to which the return on equity equals or exceeds the 10% minimum threshold.

The Compensation Plan further establishes that the maximum percentage of the bonus pool that may be awarded to a Plan Executive is 30%. The Committee may award a bonus to the Chief Executive Officer in an amount equal to a maximum of 30% of the bonus pool. The total of the maximum percentages for all Plan Executives shall not exceed 100% of the bonus pool. The Committee nevertheless has the discretion to reduce or eliminate payments under the Compensation Plan to account for results relative to subjective factors, including an executive’s individual performance.

The maximum bonus pool for 2003 for the Plan Executives of the Company, other than Robert Rubin, was $243 million. The amount awarded to them from the bonus pool was $58.4 million, which represents less than 25% of the amount permitted to be awarded to the Plan Executives, other than Robert Rubin, under the Compensation Plan. The amounts awarded to the Plan Executives from the bonus pool, to Robert Rubin under his Employment Agreement, and to Robert Druskin, one of the six executives (the “Covered Executives”) named in the Summary Compensation Table, total $79.9 million.

In addition, Charles Prince and Robert Willumstad each received retention awards of restricted stock in July in conjunction with announced succession plans. These awards, valued at approximately $15 million each, were designed to encourage retention of these key leaders and will vest in 5 years provided they are still employed by the Company at the time of vesting.

While the Committee currently seeks to maximize the deductibility of compensation paid to the Plan Executives, it will maintain the flexibility to take actions that may be based on other considerations.

Components of Compensation. Compensation of Covered Executives consists of base salary, discretionary incentive and retention awards, which include both cash awards and awards of restricted or deferred stock, and stock option grants. Covered Executives also participate in benefit plans available to employees generally. Examination of competitors’ pay practices is conducted periodically to ensure that the Company’s compensation policies continue to enable it to attract outstanding new people, and motivate and retain current valuable employees. Consistent with the Company’s compensation policies, each Covered Executive, other than

Sanford Weill, received a restricted or deferred stock award equal to 25% of his or her total annual compensation.

Incentive awards generally represent a substantial part of total compensation for the Company’s executives. Incentive awards are awarded in the form of cash and restricted or deferred stock, and therefore provide not only a short-term reward for past performance but also a long-term incentive designed to increase retention and relate directly to the enhancement of stockholder value. Except for the retention awards granted to Charles Prince and Robert Willumstad described above, the vesting period applicable to awards of restricted or deferred stock to executives is three years in furtherance of the long-term nature of such awards.

2003 Compensation. 2003 was an excellent year for Citigroup. Citigroup posted record earnings, approximately a 20% return on equity, and managed a seamless transition to new leadership. The Committee believes that the outstanding performance and leadership provided by Sanford Weill, Charles Prince, and Robert Willumstad were critical to both the flawless execution of this transition as well as the realization of superior financial results. Recognizing Mr. Weill’s transition, Mr. Weill’s incentives were delivered entirely in cash.

THE PERSONNEL AND COMPENSATION

COMMITTEE:
Richard D. Parsons (Chair)
Ann Dibble Jordan
Dudley C. Mecum
Andrall E. Pearson
Franklin A. Thomas
Arthur Zankel

Dated: January 20, 2004

Executive Compensation

Compensation Tables

The tables on pages 31 to 37 profile Citigroup’s compensation for each individual who served as the Chief Executive Officer during 2003 and our four other most highly compensated executive officers (the covered executives), including salaries and bonuses paid during the last three years and 2003 option grants and exercises. The form of the tables is set by SEC regulations.

Summary Compensation Table

The following table shows the compensation of the covered executives for 2001, 2002 and 2003.

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation Awards
						Securities
						Underlying
				Other	Restricted	Stock
Name and Principal				Annual	Stock	Options	All Other
Position at				Compensation	Awards	(Number of	Compensation
December 31, 2003	Year	Salary ($)	Bonus ($)	($)(A)	($)(B)	Shares)(C)	($)(D)

Sanford I. Weill	2003	$1,000,000	$29,000,000	$670,357	$0	2,516,003	$3,708
Chairman (CEO	2002	1,000,000	0	556,610	0	1,044,229	2,286
until 10/01/03)	2001	1,000,000	16,986,748	683,684	8,017,669	663,793	6,858

Charles Prince	2003	638,636	6,965,375	*	19,207,706	436,042	431
CEO	2002	500,000	2,312,500	*	3,000,000	229,386	414
(as of 10/01/03)	2001	500,000	2,350,000	*	1,266,667	182,193	1,242

Robert Druskin	2003	300,000	4,237,500	*	2,430,750	195,067	774
CEO and President,	2002	300,000	2,101,688	*	2,973,188	206,759	774
Global Corporate	2001	300,000	3,432,750	*	1,547,287	138,747	1,242
and Investment Banking Group

Sallie L. Krawcheck	2003	500,000	5,875,000	*	3,247,416	166,667	162
Chairman and CEO,	2002	86,806	7,000,000	0	686,041	750,000	0
Smith Barney(E)

Robert E. Rubin	2003	1,000,000	10,250,000	304,527	5,000,000	100,000	2,286
Chairman of the	2002	1,000,000	10,250,000	214,648	5,000,000	214,439	1,188
Executive Committee	2001	1,000,000	10,250,000	159,050	5,000,000	107,220	3,564
and Member of the
Office of the
Chairman

Robert B. Willumstad	2003	800,000	6,925,000	*	18,433,372	430,852	774
President and Chief	2002	512,500	4,514,375	*	2,234,167	379,294	774
Operating Officer	2001	500,000	3,962,500	*	1,983,333	226,611	2,322

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Notes to Summary Compensation Table

   (A) Except as shown in this column, no executive officer received other annual compensation during 2003 required to be shown in this column. Sanford Weill’s other compensation includes $266,308 for required use of company transportation and Robert Rubin’s other compensation includes $304,527 for use of company transportation. An asterisk (*) indicates that the total amount of perquisites or personal benefits paid to an executive officer during the referenced year was less than $50,000, the minimum, under SEC rules, an executive must have received before any amount is required to be shown in this column.

   (B) Certain restricted stock and deferred stock awards are issued under Citigroup’s capital accumulation program (CAP). Generally, awards of restricted stock or deferred stock under CAP are discounted 25% from market value. All of the covered executives, other than Sanford Weill, participate in CAP, with 25% of their total annual compensation (salary and bonus) paid in restricted or deferred stock, as applicable. CAP is mandatory for Citigroup senior management and certain other employees.

Restricted stock awarded under CAP is not transferable by the recipient for three years after the award. If the recipient is still employed by Citigroup at the end of three years, the restricted stock becomes fully vested and freely transferable, subject to the stock ownership commitment described above. From the date of award, the recipient can direct the vote on the restricted stock and receive dividends.

Deferred stock awarded under CAP does not vest until three years after the date of the award. Once the deferred stock vests, the shares are freely transferable, subject to the stock ownership commitment described above. From the date of award, the recipient receives dividend equivalents but does not have voting rights with respect to the shares.

For 2003, Charles Prince, Robert Druskin, Robert Rubin and Robert Willumstad received deferred stock awards under CAP valued at $3,379,500, $2,016,667, $5,000,000 and $3,433,333, respectively, and Sallie Krawcheck received a restricted stock award under CAP valued at $2,833,333. Sanford Weill did not receive a CAP award for 2003 or 2002. All CAP awards for 2002 and 2001 were made in restricted stock. These awards are included in the amounts set forth in the summary compensation table under “Restricted Stock Awards.”

On July 15, 2003, each of Charles Prince and Robert Willumstad received retention awards of restricted stock which were issued under the Citigroup 1999 Stock Incentive Plan. The awards are not discounted and vest 100% on the fifth anniversary of the award. For 2002, as part of the overall compensation structure adopted for the Global Corporate and Investment Banking Group, Smith Barney and Citigroup International, special equity awards were made to certain employees in those businesses in lieu of cash payments. The special equity awards, which were issued under the Citigroup 1999 Stock Incentive Plan, were not discounted and vest over a three-year term, which began on July 12, 2003 with one-sixth of the award vesting every six months after the initial vesting. For 2002, Charles Prince and Robert Druskin, both of whom were officers in the Global Corporate and Investment Banking Group at the time such awards were made, received such special equity awards of restricted stock.

With respect to the retention and special equity awards, until the shares vest, a recipient may not transfer the shares. After they vest, the shares become freely transferable, subject to the stock ownership commitment described above. From the date of award, the recipient can direct the vote on the shares and receives regular dividends. The 2003 retention awards to Charles Prince and Robert

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Willumstad were each valued at $15,000,039. The 2002 special equity awards to Mr. Prince and Mr. Druskin were valued at $1,750,000 and $1,562,750, respectively. These awards are included in the amounts set forth in the summary compensation table above under “Restricted Stock Awards.”

In accordance with the terms of the Citicorp 1997 Stock Incentive Plan, in lieu of options awarded to them for 2003, each of Charles Prince, Robert Druskin and Sallie Krawcheck elected to receive shares of deferred stock. Similarly, in accordance with the terms of the Citigroup 1999 Stock Incentive Plan, in lieu of options awarded to them for 2002, Robert Druskin and Sallie Krawcheck elected to receive shares of deferred stock. These shares of deferred stock are not discounted, do not vest until three years after the date of the award and are not distributable to the recipients until such time as they are no longer executive officers of Citigroup. From the date of award, the recipient receives dividend equivalents but does not have voting rights with respect to the shares. For 2003, Charles Prince received an award valued at $828,167 and each of Robert Druskin and Sallie Krawcheck received an award valued at $414,083. For 2002, Robert Druskin received an award valued at $343,021 and Sallie Krawcheck received an award valued at $686,041. These awards are included in the amounts set forth in the summary compensation table above under “Restricted Stock Awards.”

With respect to restricted and deferred stock awards, generally, if upon termination of employment a recipient is at least 55 years old, the sum of the recipient’s age and years of service is at least 75, and the recipient is no longer engaged in his or her business or profession, then such awards will continue to vest on schedule provided the recipient does not compete with Citigroup’s business operations. With respect to the special equity awards, if upon termination of employment a recipient is at least 55 years old, the sum of the recipient’s age and years of service is at least 60, and the recipient is no longer engaged in his or her business or profession, then such awards will continue to vest on schedule provided the recipient does not compete with Citigroup’s business operations. With respect to the retention awards, in order for the awards to vest, the recipient must remain employed by Citigroup for the entire vesting period in order to receive the shares.

In connection with Sanford Weill’s transition to his role as Chairman of the Board, the vesting of the shares of restricted stock awarded to him in 2001 (in respect of 2000) and 2002 (in respect of 2001), which would have vested in 2004 and 2005, respectively, was accelerated to December 2003. The total number of shares vested was 340,975. The acceleration of the vesting was approved by the personnel and compensation committee and the board.

As of December 31, 2003 (excluding awards that vested in January 2004, but including awards made in January 2004), total holdings of restricted and deferred stock of Citigroup and the market value of such shares for the covered executives was:

		Market
Executive	Shares	Value

Sanford I. Weill	0	$0
Charles Prince	522,314	25,353,140
Robert Druskin	176,137	8,549,694
Sallie L. Krawcheck	86,187	4,183,509
Robert E. Rubin	363,765	17,657,147
Robert B. Willumstad	499,429	24,242,287

The market price at December 31, 2003 was $48.54 per share.

   (C) The share numbers in this column have been restated to reflect equitable adjustments made to all Citigroup options outstanding on August 20, 2002 in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. For each option grant, the number

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of options was increased by a factor of 1.0721990 and the exercise price was decreased by a factor of .9326627. The expiration and vesting dates of each option did not change. The total number of options granted to each of the covered executives prior to the adjustment was:

	Number of Options
Executive	2002	2001

Sanford I. Weill	1,011,740	619,095
Charles Prince	213,941	169,925
Robert Druskin	196,006	129,404
Sallie L. Krawcheck	750,000	N/A
Robert E. Rubin	200,000	100,000
Robert B. Willumstad	360,239	211,352

   (D) Amounts paid in respect of group term life insurance premiums.

   (E) As Ms. Krawcheck became an executive officer of Citigroup on October 30, 2002, her 2002 compensation is for the period from October 30, 2002 through December 31, 2002. The amount reported as bonus for 2002 was a payment made to Ms. Krawcheck in connection with her agreement to leave her prior position to join Citigroup.

Stock Options Granted Table

The following table shows 2003 stock option grants to the covered executives. The 2003 stock option grants, including reload options, were made under Citigroup’s equity compensation plans, including the Citigroup 1999 Stock Incentive Plan, the 1997 Citicorp Stock Incentive Plan, or the Travelers Group Capital Accumulation Plan. The value of stock options depends upon a long-term increase in the market price of the common stock: if the stock price does not increase, the options will be worthless; if the stock price does increase, the increase will benefit all stockholders.

The table describes options as either “initial” or “reload.” Unless otherwise stated:

•	The per share exercise price of all options is the closing price on the NYSE on the trading day before the option grant.

•	Initial options generally vest in three equal installments, with the first vesting occurring approximately 17 months after the date of award and the second and third vestings occurring on the two subsequent anniversaries of such vesting, and remain exercisable until the sixth anniversary of the grant.

•	The sale of underlying shares acquired through the exercise of options are restricted for a two-year period. Initial option grants made in 2003 do not have a reload feature; however, options granted prior to 2003 retain that feature.

Reload Options

Under the reload program, option holders can use Citigroup common stock they have owned for at least six months to pay the exercise price of their options and have shares withheld for the payment of income taxes due on exercise. They then receive a new reload option to make up for the shares they used or had withheld.

Reload options maintain the option holder’s commitment to Citigroup by maintaining as closely as possible the holder’s net equity position — the sum of shares owned and shares subject to option.

For optionees who are eligible to participate in the reload program, the issuance of a reload option is not a new discretionary grant by Citigroup. Rather, the issuance results from rights that were granted to the option holder as part of the initial option grant. The reload option does not vest (i.e., become exercisable) for six months and expires on the expiration date of the initial grant.

2003 Option Grants

	Individual Grants

			% of Total
	Number of		Options Granted
	Shares Underlying		to All Employees		Exercise or		Grant Date
	Options Granted(A)		in 2003		Base Price	Expiration	Present Value
Name	Initial	Reload(B)	Initial	Reload	($ per share)	Date	($)(C)

Sanford I. Weill	1,500,000		2.88		$32.05	2/12/09	$7,820,846
		503,121		3.61	45.24	11/2/08	3,064,274
		512,882		3.68	47.40	11/2/08	3,054,092

Total	1,500,000	1,016,003	2.88	7.29			13,939,212

Charles Prince	225,000		0.43		32.05	2/12/09	1,173,127
		64,052		0.46	37.93	11/2/08	335,892
		17,005		0.12	35.09	1/28/08	80,889
		56,695		0.41	47.12	11/2/08	365,889
		14,675		0.11	45.73	1/28/08	91,799
		58,615		0.42	47.40	11/2/08	349,039

Total	225,000	211,042	0.43	1.52			2,396,634

Robert Druskin	83,333		0.16		32.05	2/12/09	434,490
		15,062		0.11	35.70	3/25/08	71,535
		41,846		0.30	45.24	11/2/08	254,864
		12,801		0.09	46.53	3/25/08	74,670
		42,025		0.30	47.40	11/2/08	250,249

Total	83,333	111,734	0.16	0.80			1,085,807

Sallie L. Krawcheck	166,667		0.32		32.05	2/12/13	904,381

Robert E. Rubin	100,000		0.19		32.05	2/12/09	521,390

Robert B. Willumstad	225,000		0.43		32.05	2/12/09	1,173,127
		17,005		0.12	35.09	1/28/08	80,889
		86,249		0.62	45.24	11/2/08	525,302
		14,675		0.11	45.73	1/28/08	91,799
		87,923		0.63	47.40	11/2/08	523,561

Total	225,000	205,852	0.43	1.48			2,394,678

Notes to Option Grants Table

   (A) The total options outstanding at the end of 2003 for each covered executive is shown as “Number of Shares Underlying Unexercised Options at 2003 Year-End” in the table “2003 Aggregated Option Exercises and Year-End Option Values” below.

   (B) Reload options are not new discretionary grants by Citigroup; rather the issuance results from rights that were granted to the option holder as part of the initial option grant.

   (C) The “Grant Date Present Value” numbers in the table were derived by application of a variation of the Black-Scholes option pricing model. The following assumptions were used in employing the model

•	Stock price volatility was calculated using the closing price of Citigroup common stock for a period of time prior to the date of grant equal to the estimated option life.

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•	The risk-free interest rate for each option grant was the interpolated market yield on the date of grant on a Treasury bill with a term identical to the estimated option life, as reported by the Federal Reserve.

•	The dividend yield (based upon the actual annual dividend rate at the end of 2003) was assumed to be constant over the life of the option.

•	For reload options, which vest six months after the date of grant, exercise was assumed to occur approximately twenty-four months after the grant date, based on each individual’s historical experience of the average period between the grant date and exercise date.

•	For initial options, other than those granted to Sallie Krawcheck, which vest in three equal installments with the first vesting occurring approximately 17 months after the date of award and the second and third vestings occurring on the two subsequent anniversaries of such vesting, exercise was assumed to occur approximately three years five months after the grant date, based on an estimate of the respective average period between the grant date and exercise date.

•	For the initial options granted to Sallie Krawcheck, which vest at a rate of 20% per year, exercise was assumed to occur approximately four years after the grant date, based on an estimate of the respective average period between the grant date and exercise date.

•	The values arrived at through the Black-Scholes model were discounted by 25% to reflect the reduction in value as measured by the estimated cost of protection of the options for senior management due to the holding requirements of the stock ownership commitment.

Option Exercises Table

The following table shows the aggregate number of shares underlying options exercised in 2003 and the value at year-end of outstanding options, whether or not exercisable.

2003 Aggregated Option Exercises and Year-End Option Values

			Number of Shares
			Underlying Unexercised		Value of Unexercised
			Options at 2003 Year-End(C)		In-the-Money Options at
	Shares Acquired	Value Realized			2003 Year-End($)(D)
Name	on Exercise(A)	($)(B)	Exercisable	Unexercisable	Exercisable	Unexercisable

Sanford I. Weill	1,312,280	$23,389,157	2,451,475	2,650,840	$7,545,961	$28,163,856
Charles Prince	274,053	4,587,554	538,485	633,757	1,235,812	5,092,477
Robert Druskin	143,624	2,276,210	459,950	330,798	1,121,474	2,400,973
Sallie L. Krawcheck	0	0	150,000	766,667	1,806,000	9,972,335
Robert E. Rubin	0	0	3,087,933	1,622,523	27,650,524	10,211,847
Robert B. Willumstad	263,412	4,449,241	783,758	646,399	1,636,514	5,315,128

Notes to Option Exercises Table

   (A) This column shows the number of shares underlying options exercised in 2003 by the covered executives. The actual number of shares received by these individuals from options exercised in 2003 (net of shares used to cover the

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exercise price and withheld to pay income tax) was:

Executive	Shares

Sanford I. Weill	296,276
Charles Prince	63,009
Robert Druskin	31,889
Sallie L. Krawcheck	0
Robert E. Rubin	0
Robert B. Willumstad	57,558

   (B) “Value Realized” is the difference between the exercise price and the market price on the exercise date, multiplied by the number of options exercised. “Value Realized” numbers do not necessarily reflect what the executive might receive if he or she sells the shares acquired by the option exercise, since the market price of the shares at the time of sale may be higher or lower than the price on the exercise date of the option. In addition, the “Valued Realized” numbers do not reflect the tax impact of the exercise. All of the covered executives are subject to the stock ownership commitment (described above).

   (C) The share numbers in these columns have been restated to reflect equitable adjustments made to all Citigroup options outstanding on August 20, 2002 in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. Such adjustments are more fully detailed in footnote C to the summary compensation table above.

  (D) “Value of Unexercised In-the-Money Options” is the aggregate, calculated on a grant by grant basis, of the product of the number of unexercised options at the end of 2003 multiplied by the difference between the exercise price for the grant and the year-end market price, excluding grants for which the difference is equal to or less than zero.

Retirement Plans

Qualified Pension Plan

Domestic employees are covered by the Citigroup Pension Plan. Prior to January 1, 2002, different formulas applied depending upon a given employee’s specific employment history with Citigroup. Effective January 1, 2002, this plan provides a single benefit formula for most of the covered population. Employees become eligible to participate in the Citigroup Pension Plan after one year of service, and benefits generally vest after 5 years of service. The normal form of benefit under the Citigroup Pension Plan is a joint and survivor annuity for married participants (payable over the life of the participant and spouse) and a single life annuity for single participants (payable for the participant’s life only). Other forms of payment are also available.

The Citigroup cash balance benefit is expressed in the form of a hypothetical account balance. Benefit credits accrue annually at a rate between 1.5% and 6% of eligible compensation; the rate increases with age and service. Interest credits are applied annually to the prior year’s balance; these credits are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service). Although the normal form of the benefit is an annuity, the hypothetical account balance is also payable as a single lump sum.

Nonqualified Pension Plans

Effective January 1, 2002, Citigroup’s nonqualified pension programs no longer provide accruals for most employees covered by Citigroup’s qualified pension plan, including the covered executives. Prior to 2002, these nonqualified programs provided retirement benefits for compensation in excess of the Internal Revenue Code (IRC) compensation limit ($205,000 for 2004), or in respect of benefits accrued in excess of the IRC benefit limit ($165,000 for 2004).

In addition to these programs, there is a supplemental retirement plan that provided additional pension benefits to certain employees for service through the end of 1993. Accruals were frozen as of December 31, 1993. Sanford Weill, Charles Prince, and Robert Willumstad participated in this program.

Estimated Annual Benefit Under All Plans

The estimated annual benefit provided in total by all plans described above, expressed in the form of a single life annuity, is as follows:

	Years of
	Accrual
	Service	Estimated
	Through	Annual
Name	2003	Benefit(A)

Sanford I. Weill	17	$711,226	(B)
Charles Prince	24	222,976
Robert Druskin	12	40,951
Sallie L. Krawcheck	1	44,295
Robert E. Rubin	4	5,618
Robert B. Willumstad	16	88,416

(A)	These estimates are based on the following assumptions:

•	The benefit is determined as of age 65 (or current age if older);

•	Covered compensation for each covered executive remains constant at 2004 levels;

•	Regulatory limits on compensation and benefits, and the Social Security Wage Base remain constant at 2004 levels;

•	The interest credit rate for cash balance benefits for 2004 (5.3%) remains constant; and

•	The interest rate used to convert hypothetical account balances to annual annuities for 2004 (5.3%) remains constant.

(B)	In addition, pursuant to his employment agreement, as described below, Sanford Weill is entitled to receive a supplemental pension benefit equal to a $350,000 lifetime annuity.

Employment Protection Agreements

In 1986, Citigroup’s predecessor entered into an agreement with Sanford Weill (amended in 1987, 2001 and 2003). Under the agreement, as amended, Mr. Weill has agreed to serve as the Chairman of the Board of Citigroup until the 2006 annual meeting of stockholders, unless his employment is terminated earlier in accordance with the agreement. The agreement provides that Mr. Weill will receive an annual salary, incentive participation, and employee benefits as determined from time to time by the board. If Mr. Weill’s employment is terminated as a result of illness, disability or otherwise without cause by Citigroup, or following Mr. Weill’s retirement from Citigroup, all of his stock options will vest and remain exercisable for their full respective terms. Following such termination or retirement, Mr. Weill shall be subject to certain non-competition, non-hire, and other provisions in favor of Citigroup. Such provisions shall be applicable for the remainder of his life, subject to his ability to opt out after a minimum period of ten years following such termination or retirement. So long as he does not opt out of such provisions, he shall be entitled to receive a supplemental pension benefit equal to a $350,000 lifetime annuity and certain other employee benefits and perquisites, including access to Citigroup facilities and services comparable to those currently made available to him by Citigroup including use of aircraft, car and driver, office, secretary and security arrangements. In addition, for a period of at least ten years following such retirement, Mr. Weill will be required to provide consulting services and advice to Citigroup for up to 45 days per year for which he will be paid a daily fee for such services equal to his salary rate at the time of his retirement.

Robert Rubin is party to an employment agreement dated as of October 26, 1999 (amended in 2002, 2003 and 2004), under which he has agreed to serve as Director, Chairman of the Executive Committee and a Member of the Office of the Chairman of Citigroup. The agreement provides that Mr. Rubin would receive a base salary of $1 million annually and a bonus for each of 2000, 2001, 2002, 2003 and 2004 of $14 million, which bonus amounts are being deferred. The amounts were prorated for 1999. The agreement provided for a grant in each of 1999 and 2000 of 1.5 million Citigroup stock options, which after giving effect to the 4-for-3 stock split paid on August 25, 2000 and equitable adjustments made in respect of the August 20, 2002 distribution to all stockholders of shares of Travelers Property Casualty Corp., is equivalent to 2.14 million options, and certain other benefits, including use of aircraft and car and driver. Upon reaching age 65, Mr. Rubin’s combined age and service shall be deemed to satisfy the requirements for retirement for the purposes of all plans and programs of Citigroup (other than any pension plans sponsored by Citigroup or any of its affiliates). If Mr. Rubin’s employment is terminated without cause, or under certain circumstances, the agreement provides for continued payments of salary and incentive compensation for 12 months following such event, continued benefits, and vesting of stock options and CAP awards. Following any termination, Mr. Rubin would be subject to certain confidentiality and other provisions in favor of Citigroup.

Sallie Krawcheck is party to an employment agreement dated October 30, 2002, under which she has agreed to serve as Chairman and Chief Executive Officer of Smith Barney from October 30, 2002 until she or Citigroup terminates her employment or upon her death. The agreement provides that Ms. Krawcheck would receive a base salary at the annual rate of $500,000 and a guaranteed cash bonus paid in 2003 of $7,000,000 (in respect of transition issues arising from her departure from her prior position and assuming her new role at Smith Barney). If in 2003 she is one of the covered executives, she would receive an incentive award, subject to CAP, in 2004 valued at $8,000,000 in accordance with the 1999 Citigroup Executive Performance Plan. After 2004, Ms. Krawcheck is eligible to be considered for a discretionary incentive award at the same time and on the same bases as the other business heads. The agreement further provides that Ms. Krawcheck would receive a sign-on stock option grant of 750,000 Citigroup shares and a 2003 stock option grant of 250,000 Citigroup shares. Beginning in 2004, Ms. Krawcheck is eligible to be considered for annual stock option grants at the same time as other similarly situated senior executives. Ms. Krawcheck is eligible to participate in Citigroup’s benefit programs and receives certain other benefits commensurate with an executive in her position, including use of aircraft, car and driver and security arrangements. The agreement provides that Ms. Krawcheck is not eligible to receive any of the incentive awards described above and all of her stock option awards will be cancelled if, before the date of scheduled delivery or vesting, she has voluntarily terminated her employment or has been terminated by Citigroup for cause. The agreement provides for indemnification of Ms. Krawcheck by Citigroup, compliance by Ms. Krawcheck with prior restrictive covenants, and certain confidentiality and non-solicitation provisions.

Indebtedness

Before and during 2003, certain executive officers have incurred indebtedness to Smith Barney, a division of Citigroup and a registered broker-dealer, and/or other broker-dealer subsidiaries of Citigroup, on margin loans against securities accounts. The margin loans were made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions for other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. Other than certain “grandfathered” margin loans, in accordance with SARBANES-OXLEY and the Citigroup Corporate Governance Guidelines, no margin loans may be made to any executive officer unless such person is an employee of a broker-dealer subsidiary of Citigroup and such loan is made in the ordinary course of business.

Certain transactions involving loans, deposits, credit cards, and sales of commercial paper, certificates of deposit, and other money market instruments and certain other banking transactions occurred during 2003 between Citibank and other Citigroup banking subsidiaries on the one hand and certain directors or executive officers of Citigroup, members of their immediate families, corporations or organizations of which any of them is an executive officer or partner or of which any of them is the beneficial owner of 10% or more of any class of securities, or associates of the directors, the executive officers or their family members on the other. The transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. No personal loans may be made to any director, other than credit cards, charge cards, and overdraft checking privileges made in the ordinary course of business, on market terms, or to any executive officer or member of management committee, other than mortgage loans, home equity loans, consumer loans, credit cards, charge cards, and overdraft checking privileges made in the ordinary course of business on market terms.

Citigroup has established two private investment funds in order to permit certain eligible employees to participate on a leveraged basis in professionally managed private equity investment funds. Participation by executive officers in these plans is on the same terms as those offered to all other employees eligible to participate. In addition, any leverage by Citigroup in connection with an employee’s investment in a fund is provided pursuant to a legally binding commitment entered into prior to the enactment of the prohibition on loans to executive officers under both SARBANES-OXLEY and Citigroup’s Corporate Governance Guidelines. All such loans are therefore “grandfathered” and permissible under SARBANES-OXLEY and Citigroup’s Corporate Governance Guidelines. The funds, SSB Capital Partners I, LP and Citigroup Employee Fund of Funds I, LP, were formed in 2000 and invest together via a master fund. Citigroup matches each dollar invested by an employee with an additional two dollar commitment to each fund in which an employee has invested, up to a maximum of $1 million in the aggregate for all funds in which the employee has invested. Citigroup’s match is made by a loan to the fund or funds in which the employee has invested. Each employee, subject to vesting, receives the benefit of any increase in the value of each fund in which he or she invested attributable to the loan made by Citigroup, less the interest paid by the fund on the loan, as well as any increase in the value of the fund attributable to the employee’s own investment. One-half of the loan is full recourse to the employee and the other half is non-recourse to the employee. Before any distributions are made to an employee, distributions are paid to Citigroup to pay interest on and to repay the loan. No distributions have been paid by either fund. Interest on the loans accrues quarterly at a rate determined from time to time by Citigroup as of the first business day of each quarter equal to the greater of (i) the three-month London Inter-Bank Offered Rate plus 75 basis points (as determined by Citigroup), and (ii) the short-term applicable federal rate calculated in accordance with Section 1274(d) of the IRC (as determined by Citigroup). Certain executive officers are investors in the funds. As of December 31, 2003, Citigroup had made loans in excess of $60,000 to the following executive officers with the exact amounts set forth below opposite each executive officer’s name:

		Citigroup
		Employee
	SSB Capital	Fund of
	Partners I, LP	Funds I, LP
Executive	Amount of	Amount of
Officer	Loan	Loan

Winfried F.W. Bischoff	$55,053	$304,777
Michael A. Carpenter	164,211	225,480
Robert Druskin	91,123	278,575
Stanley Fischer	N/A	68,954
Thomas W. Jones	N/A	344,771
Victor J. Menezes	N/A	344,771
Charles Prince	37,019	111,016
Todd S. Thomson	65,495	76,539
David C. Bushnell	183,195	211,689

Citigroup has established other funds that employees have invested in. In addition, certain of our directors and executive officers have from time to time invested their personal funds directly in other funds arranged by Citigroup’s subsidiaries on the same terms and conditions as the other outside investors in these funds, who are not our directors, executive officers, or employees. Other than certain “grandfathered” investments, in accordance with SARBANES-OXLEY and the Citigroup Corporate Governance Guidelines, executive officers may invest in certain Citigroup-sponsored investment opportunities only under certain circumstances and with the approval of the appropriate committee.

Certain Transactions and Relationships,
Compensation Committee Interlocks and Insider Participation

In July 2003, Citigroup sold its equity interest in Grupo ProAgro, S. de R.L. de C.V. and its subsidiaries (Grupo ProAgro), which was 95% owned by Citigroup’s subsidiary Banco Nacional de México, S.A. (BANAMEX) to a group of Mexican investors that included the brother and two daughters of Roberto Hernández, a Citigroup director. Roberto Hernández was not a participant in the transaction and neither his brother nor his daughters is financially dependent upon him. The purchase price paid for the equity interest was $0.2 million plus the repayment of outstanding indebtedness of Grupo ProAgro to BANAMEX in the amount of $2 million plus accrued interest and the assumption of all other existing liabilities as well as certain contingent liabilities, including severance payments and future contractual obligations, which amounted to approximately $6.7 million. The divestiture also included the sale of one farm to Borg Produce Sales, Inc., an unrelated third party, for approximately $1.4 million.

Grupo ProAgro was established as an agriculture industrial company following foreclosure of certain farms during the early 1990s. The main assets of Grupo ProAgro are 4 grape farms located in northern Mexico, 2 citrus farms located in southeastern Mexico and a processing plant located in central Mexico. Citigroup acquired Grupo ProAgro as part of the BANAMEX transaction in 2001. In order to comply with Mexican foreign investment legislation, which limits foreign ownership of agricultural lands, BANAMEX was required to divest Grupo ProAgro following its acquisition by Citigroup. For approximately 2 years, BANAMEX tried unsuccessfully to sell Grupo ProAgro, until it agreed to the above transaction.

In determining the sale price, an independent third-party opinion was obtained from Carlos A. Sandoval-Miranda, an independent expert on appraisals of agricultural real estate. The valuation considered different methods, including replacement value, on-going concern value and a prompt sale under then-current market conditions for each property. Considering the lack of other interested purchasers and the need to dispose of these assets to comply with regulatory requirements, BANAMEX chose the method of prompt sale under then-current market conditions, which showed an aggregate value of approximately $9.7 million for all properties, which compares favorably with the aggregate consideration received by BANAMEX (including the assumption of liabilities) of $10.4 million.

The board of directors of BANAMEX and the nomination and governance committee of the Citigroup board approved the transaction.

On October 2, 2003, Sanford Weill sold 5,565,771 shares of Citigroup common stock to Citigroup at a price of $47.1449 per share, $262,397,717.22 in the aggregate, which purchase price represented the lower of the volume weighted average price of Citigroup common stock on October 2, 2003 and the composite closing price of Citigroup common stock on the NYSE on October 2, 2003. In order to prevent possible disruption to the market such a sale could cause, the board approved the purchase by Citigroup of shares of common stock from Mr. Weill, an employee, making an exception to Citigroup’s policy regarding such purchases. Following the sale, Mr. Weill held 16.7 million shares of Citigroup common stock.

Officers and employees of Citigroup and members of their immediate families who share their homes or are financially dependent upon them who wish to purchase or sell securities in brokerage transactions are generally required by Citigroup’s policies to do so through a Citigroup broker-dealer affiliate. Citigroup’s affiliates also may, from time to time, enter into transactions on a principal basis involving the purchase or sale of securities, derivative products and other similar transactions in which our directors, officers and employees, or members of their immediate families have an interest. All of these transactions are entered into in the ordinary course of business on substantially the same terms, including interest rates and collateral provisions, as those prevailing at the time for comparable transactions with our other similarly situated customers. For certain transactions with officers and employees, these affiliates may offer discounts on their services.

In 2003 Citigroup performed investment banking, financial advisory and other services in the ordinary course of our business for certain organizations in which some of our directors are officers or directors. Citigroup may also, in the ordinary course of business, have sponsored investment opportunities in which such organizations participated. In addition, in the ordinary course of business, Citigroup may use the products or services of organizations in which some of our directors are officers or directors.

Except for Roberto Hernández, Charles Prince, Robert Rubin, Sanford Weill and Robert Willumstad, no director is a current or former officer or employee of Citigroup or any of its subsidiaries.

The persons listed on page 30 were the only members of the personnel and compensation committee during 2003.

Certain directors and executive officers have immediate family members who are employed by Citigroup or a subsidiary. The compensation of each such family member was established by Citigroup in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. None of the directors or executive officers has a material interest in the employment relationships nor do any of them share a home with these employees. These employees are six of the approximately 275,000 employees of Citigroup and do not report directly to any executive officer of Citigroup.

An adult child of Ann Dibble Jordan, a director, is employed in Citigroup’s corporate human resource area and received 2003 compensation of $350,000 and 4,500 options. An adult child of Franklin Thomas, a director, is employed in Citigroup’s Private Client Group and received 2003 compensation of $236,500 and 1,000 options. An adult child of Robert Druskin, an executive officer, is employed in Citigroup’s Global Corporate and Investment Banking division and received 2003 compensation of $2,105,461 and 8,240 options. An adult spouse of another adult child of Robert Druskin is employed in Citigroup’s Global Corporate and Investment Banking division and received 2003 compensation of $150,000. A sibling of Charles Prince, a director and Chief Executive Officer, is employed in Citigroup’s Global Corporate and Investment Banking division and received 2003 compensation of $143,900. A sibling of Robert Willumstad, a director and executive officer, is employed in Citigroup’s Global Consumer division and received 2003 compensation of $214,200 and 1,040 options. Similarly to options granted to all other employees, all options described above were granted in February 2003 at the then-prevailing market price.

The spouse of Charles Prince, the Chief Executive Officer and a director of Citigroup, is a partner in a law firm that performs legal services for Citigroup and its subsidiaries.

Proposal 2: Ratification of Selection of Auditors

The audit and risk management committee has selected KPMG as the independent auditors of Citigroup for 2004. KPMG has served as the independent auditors of Citigroup and its predecessors since 1969.

Arrangements have been made for a representative of KPMG to attend the annual meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate stockholder questions.

Disclosure of Independent Auditor Fees

During 2003, the SEC changed the definitions of certain terms used by public companies to categorize and disclose various types of services performed by independent auditors. As a result of these changes, for the year ended December 31, 2002, Citigroup now includes as audit fees $4.3 million of fees it reported in its 2003 proxy statement as audit related fees. Specifically, Citigroup’s 2003 proxy statement disclosed $29.7 million for audit fees and $7.5 million for audit related fees earned by KPMG for services rendered to Citigroup for the year ended December 31, 2002. In compliance with the revised definitions, Citigroup’s 2004 proxy statement reports these 2002 amounts as $34.0 million and $3.2 million, respectively.

The following is a description of the fees earned by KPMG, which includes those fees billed to Citigroup as well as those not yet billed, for services rendered to Citigroup for the years ended December 31, 2002 and 2003:

Audit Fees: Audit fees include fees paid by Citigroup to KPMG in connection with the annual audit of Citigroup’s consolidated financial statements, KPMG’s audits of subsidiary financial statements and KPMG’s review of Citigroup’s interim financial statements. Audit fees also include fees for services performed by KPMG that are closely related to the audit and in many cases could only be provided by our independent auditors. Such services include comfort letters and consents related to SEC registration statements and other capital raising activities and certain reports relating to Citigroup’s regulatory filings, reports on internal control reviews required by regulators, due diligence on completed acquisitions and accounting advice on completed transactions. The aggregate fees earned by KPMG for audit services rendered to Citigroup and its subsidiaries for the years ended December 31, 2002 and December 31, 2003 totaled approximately $34.0 million and $39.8 million, respectively.

Audit Related Fees: Audit related services include due diligence services related to contemplated mergers and acquisitions, accounting consultations, internal control reviews not required by regulators, securitization related services, employee benefit plan audits and certain attest services as well as certain agreed upon procedures. The aggregate fees earned by KPMG for audit related services rendered to Citigroup and its subsidiaries for the years ended December 31, 2002 and December 31, 2003 totaled approximately $3.2 million and $5.1 million, respectively.

Tax Fees: Tax fees include corporate tax compliance, counsel and advisory services as well as expatriate tax services primarily in 2002. The aggregate fees earned by KPMG for the tax related services rendered to Citigroup and its subsidiaries for the years ended December 31, 2002 and December 31, 2003 totaled approximately $15.2 million and $8.5 million, respectively.

Of the $8.5 million of tax fees earned by KPMG in 2003, approximately $4.8 million was related to tax compliance services, $0.4 million was related to expatriate tax services which were contracted for prior to Citigroup’s adoption of its policy prohibiting the engagement of KPMG for such services, and the balance, approximately $3.3 million, was related to tax counsel and advisory services. Of the $15.2 million of tax fees earned by KPMG in 2002, approximately $8.9 million was related to expatriate tax services and the balance, $6.3 million, was related to tax compliance, tax counsel and advisory services.

All Other Fees: The aggregate fees earned by KPMG for all other services rendered to Citigroup and its subsidiaries for matters such as general consulting for the years ended December 31, 2002 and December 31, 2003 totaled approximately $1.2 million and $0.1 million, respectively.

The fees earned by KPMG in 2002 and 2003 were for services contracted for prior to Citigroup’s adoption of its policy prohibiting the engagement of its primary independent auditors for non-audit services. Citigroup has not engaged KPMG for any additional non-audit services other than those permitted under its policy unless such services were individually approved by the Citigroup audit and risk management committee.

Financial Information Systems Design and Implementation Fees: Citigroup did not engage KPMG to provide advice to Citigroup regarding financial information systems design and implementation during the years ended December 31, 2002 and December 31, 2003.

Approval of Independent Auditor Services and Fees

Citigroup’s audit and risk management committee has reviewed and approved all fees charged by Citigroup’s independent auditors, and actively monitored the relationship between audit and non-audit services provided. The audit and risk management committee has concluded that the provision of services by KPMG was consistent with the maintenance of the external auditors’ independence in the conduct of its auditing functions. Effective January 1, 2003, Citigroup adopted a policy that it would no longer engage its primary independent auditors for non-audit services other than “audit related services,” as defined by the SEC, certain tax services, and other permissible non-audit services as specifically approved by the chair of the audit and risk management committee and presented to the full committee at its next regular meeting. The policy also includes limitations on the hiring of KPMG partners and other professionals to ensure that we satisfy the SEC’s auditor independence rules.

Under the Citigroup policy approved by the audit and risk management committee, the committee must pre-approve all services provided by Citigroup’s independent auditors and fees charged. The committee will consider annually the provision of audit services and, if appropriate, pre-approve certain defined audit fees, audit related fees, tax fees and other fees with specific dollar value limits for each category of service. During the year, the committee will periodically monitor the levels of KPMG fees against the pre-approved limits. The audit and risk management committee will also consider on a case by case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the chair of the audit and risk management committee for approval and to the full audit and risk management committee at its next regular meeting.

Administration of the policy is centralized within, and monitored by, Citigroup senior corporate financial management, which reports throughout the year to the audit and risk management committee.

The board recommends that you vote for

ratification of KPMG as Citigroup’s independent auditors for 2004.

Stockholder Proposals

Proposal 3

Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, owner of 1,260 shares, has submitted the following proposal for consideration at the annual meeting:

RESOLVED: “That the stockholders of CITIGROUP recommend that the Board of Directors take the necessary steps to curb excessive executive compensation and that NO future stock options be granted nor renewals of current plans be made or extensions be granted.”

REASONS: “An employee of CITIGROUP-a Sallie Krawcheck-received a two year contract in the fall of 2002 amounting to approximately 30 (THIRTY) MILLION DOLLARS over two years. Included were 770,000 (approximately) stock options, more than TWICE as much as OUR new CEO Chuck Prince is getting.”

“She also receives the use of CITIGROUP’s Public Relations Department and other BENEFITS at shareholder expense, including the use of a corporate plane.!!”

“In my long-term experience with Corporate Governance I have NEVER seen such an OUTRAGEOUS contract, and it should have NOT been more than three Million over two years at the MOST, which is ten (10) percent of the 30 Million she is receiving currently.”

“It is about time that OUR directors, ALL directors, NOT just the Compensation Committee take a closer look at THIS contract and others, and MAKE NO renewals and/or extensions.”

“If you AGREE, please vote YOUR proxy FOR this proposal.”

MANAGEMENT COMMENT

Citigroup’s incentive compensation programs are designed to attract and retain high caliber employees at all levels, and to reward them for superior performance, which is measured at the individual level, the business unit level and the company-wide level. When approving compensation packages for our senior executives, the personnel and compensation committee takes into account numerous factors including individual, business unit and company-wide performance, experience, value to Citigroup, the prevailing market for similarly-skilled employees, and expertise in pertinent areas. Executives are evaluated by management against these criteria and compensated through a number of channels, such as salary, discretionary bonus and various stock incentive programs. In reviewing Ms. Krawcheck’s proposed compensation, these same factors were considered by the personnel and compensation committee and her compensation was deemed appropriate for an executive with her skills and level of responsibility.

Citigroup’s equity compensation program, including the stock option program, is designed to align employee interests with those of shareholders. Stock options granted by Citigroup have an exercise price equal to the fair market value of the common stock at the time of grant. The value of these options depends upon the market price of the common stock: if the stock price does not increase, the options will be worthless; if the stock price does increase, the value of the options will increase as will the benefit to all stockholders. Citigroup’s stock option program is broad based, including not just the senior executives but over 130,000 of Citigroup’s employees around the world. Requiring Citigroup to dispense with our option program would be inconsistent with Citigroup’s corporate philosophy and compensation practices followed by our competitors and would place us at a substantial disadvantage in recruiting and retaining talented employees.

The board recommends that you vote against this proposal.

Proposal 4

SEIU Master Trust, 1313 L Street, N.W., Washington, D.C. 20005, beneficial holder of 217,462 shares, has submitted the following proposal for consideration at the annual meeting:

Resolved, that the shareholders of Citigroup Inc. (the “Company”) hereby request that the Company prepare and submit to the shareholders of the Company a separate report, updated annually, containing the following information:

a.	Policies for political contributions made with corporate funds, political action committees sponsored by the Company, and employee political contributions solicited by senior executives of the Company. This shall include, but not be limited to, policies on contributions and donations to federal, state and local political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527;

b.	An accounting of the Company’s resources, including property and personnel, contributed or donated to any of the persons and organizations described above;

c.	A business rationale for each of the Company’s political contributions or donations; and

d.	Identification of the person or persons in the Company who participated in making the decisions to contribute or donate.

Statement of Support

As shareholders, we support policies that apply transparency and accountability to corporate political giving.

There is currently no single source of information providing comprehensive disclosure to the Company’s shareholders on political contributions made with corporate funds. Without full transparency, we believe Company executives may be able to inappropriately direct corporate resources for political purposes and make decisions unilaterally without a stated business rationale for such donations.

The result is that shareholders are unaware of how and why the Company chooses to make corporate contributions and the political ends being furthered by the gift of corporate funds. Company officials may, in fact, be funding groups and candidates whose agendas are not in the best interest of the Company and its shareholders.

According to the Center for Responsive Politics, a leading campaign finance watchdog organization, our Company contributed $1.6 million to major party committees and political dinners in the 2002 election cycle. However, shareholders do not know whether that is the full extent of the utilization of our Company’s resources for political purposes.

In our view absent a system of accountability, corporate executives will be free to use the Company’s assets in ways that could pose reputational and legal risks for the company.

For these reasons, we urge a vote FOR this resolution.

MANAGEMENT COMMENT

Citigroup complies with all disclosure requirements pertaining to political contributions under federal, state and local laws and regulations. These disclosures provide ample public information about our political contributions.

Corporate contributions are prohibited at the federal level, and of course we make none. Political contributions to federal candidates, political party committees, and political action committees are made by Citigroup’s political action committee (PAC), which is not funded by corporate funds, but from the personal funds of employees given voluntarily. Decisions concerning allocation of those funds are made by the PAC board solely predicated on advancing the best interests of Citigroup and its stockholders. Such contributions by the PAC are reported in filings with the Federal Election Commission and are publicly available. As funds for federal contributions come exclusively from employees and contributions are a matter of public record, the proposal’s concerns regarding corporate mismanagement of stockholder funds resulting in legal and reputational risks are unfounded.

While some states have not banned corporate contributions to candidates or political parties, all states require that such contributions be disclosed either by the recipient or by the donor. As this information is publicly available, data on all contributions by Citigroup and its employees can be obtained.

Public disclosure of the business rationale for each political donation could place Citigroup at a competitive disadvantage by revealing its strategies and priorities. The absence of a legitimate concern regarding Citigroup’s political contributions makes such disclosure unnecessary.

The board recommends that you vote against this proposal.

Proposal 5

Mary F. Morse Family Trust, 212 Highland Avenue, Moorestown, New Jersey 08057-2717, owner of 152 shares, has submitted the following proposal for consideration at the annual meeting:

PROPOSAL

        Management and Directors are requested to consider discontinuing all rights, options, SAR’s, and possible severance payments to top 5 of Management after expiration of existing plans or commitments. This does not apply to plans for lesser Managers or employees whom are offered reasonable employee options and bonuses.

        REASONING:

        Moderation is needed in corporate remuneration. Any person can live very lavishly on $500.000.00 per year. Over-paying Management has been ongoing and increasing for years. Many officials have been awarded with no mention of what was accomplished above and beyond expectation of their positions. The bookwork involved and expense is tremendous in carrying out these programs. Peer group comparison and commercial “Remuneration” entities have been employed by some to recommend payouts, having nothing to do with a performance record. The product, its advertising, and its acceptance usually govern earnings.

        When Management is hired for their position at a good salary, they are expected to earn it, and not have to be paid more when and if they do. Excess wealth passed on may make heirs non-workers, or non-achievers and of little use in our society.

        There are many good Management Training Schools in the United States and the supply is available. Hiring away from other corporations is a predatory process, increases costs and does not necessarily “align shareowner/ management relations”, with any gain to the shareowners. Think about it! Vote YES for this proposal, it is your gain.

        Thank You, and please vote YES for this Proposal.

MANAGEMENT COMMENT

Citigroup’s current incentive program structure gives the personnel and compensation committee the flexibility to fashion compensation packages to senior management in the manner it believes necessary to attract and retain personnel essential to our future success. Citigroup uses a wide variety of incentive compensation programs, including the capital accumulation program, the stock option program and the employee stock purchase program, to recruit, retain and reward its employees around the world. These programs are designed to reward employees for superior performance, which is measured at the individual level, the business unit level and the company-wide level. Requiring Citigroup to dispense with our incentive programs for senior management is inconsistent with compensation practices followed by our competitors and would place us at a substantial disadvantage in recruiting and retaining the most qualified senior executives.

Citigroup has taken steps to ensure that executives do not receive excessive severance packages. In 2002, Citigroup’s board adopted a resolution prohibiting payments to a departing executive of three times or more of that executive’s annual income in the event of a change of control. Citigroup does not have a rights plan and has not issued any SAR’s.

The board recommends that you vote against this proposal.

Proposal 6

Richard A. Dee, 115 East 89th Street, New York, New York 10128, beneficial holder of 120 shares, has submitted the following proposal for consideration at the annual meeting:

        “Stockholders hereby request that the Citigroup Board of Directors adopt promptly a resolution requiring that the Chairman of the Board serve in that capacity only and have no management duties, titles, or responsibilities.

        “When a person acts, for example, both as a corporation’s chairman and its CEO, a vital separation of power and responsibility is eliminated — and the owners of the corporation, its stockholders, are deprived not only of a crucial protection against conflicts of interest, they are deprived of a clear and direct channel of communication with the corporation.

        “What stockholder-damaging conflicts of interest can be more serious than those that so often occur when overseers are allowed to oversee and supervise themselves? When a corporation’s chairman is also its CEO, such conflicts can and do happen.

        “It is well to remember that at Enron, WorldCom, Tyco, and other legends of mismanagement and/or corruption, the chairmen also served as CEO’s. And their dual roles helped those individuals to achive virtually total control of the companies.

        “Clearly, when a chairman runs a company, the information received by directors and others may or may not be accurate. If a CEO wants to cover up corporate improprieties, how difficult is it to convince subordinates to go along? If they disagree, to whom do they lodge any complaint? The chairman?

        “As Citibanker, investment banker, and a concerned and outspoken investor, my experience with corporate chairmen, presidents, CEO’s, CFO’s, counsels, and directors has been very considerable. And I do not come lately to Corporate Governance. The term was new in 1979 when I originated and sponsored the first such proposal ever voted upon — at 3M Company, calling upon it to reconstitute its board so that a majority of directors would be non-management Outside Directors.

        “Few individual stockholders know enough about companies to question their activities, and institutional investors, many of whom know just as little, are too busy currying favor with managements to have the guts to question them — and thereby risk loss of access to the very profitable “Inside Information Superhighway”. That combination of stockholders has proven a recipe for disaster.

        “Stockholders must continue to expect the unexpected unless and until they help cause company boards to be composed of substantial majorities of independent and objective outside directors who are particularly well-qualified to serve their interests — and until those directors select as chairmen those who are similarly independent of managements.

        “While individual stockholders are responsible only to themselves, institutional stockholders are responsible to millions of investors. All too often they have betrayed not only their moral obligations, but their duties as fiduciaries.

        “Efforts to improve Corporate Governance increasingly have been embodied in stockholder proposals such as this — which have been opposed almost universally by institutional stockholders. It is time for those whose financial futures are in the hands of money managers to inform them that they expect them to recognize their duties and to fulfil their legal obligations — there is no other priority. Voting in favor of this proposal will help.

        “Please vote FOR this proposal.”

MANAGEMENT COMMENT

Citigroup separated the roles of Chairman and Chief Executive Officer on October 1, 2003. On that date Charles Prince became Chief Executive Officer. Sanford Weill gave up his responsibilities as CEO and retained the role of Chairman of the Board.

As CEO, Mr. Prince is responsible for the overall supervision, management and direction of the business and policies of Citigroup. Mr. Weill, as Chairman of the Board, focuses on board policies, broad strategic issues for Citigroup, and senior client relations. Mr. Weill presides at meetings of the full board of directors. We believe having a Chairman who is fully familiar with the businesses and operations of Citigroup is a strength in our management structure. At the same time, the delineation of responsibilities of Citigroup’s CEO from those of our Chairman means that the major objective of this proposal has been met.

In addition, it is important to note that Citigroup has adopted a series of corporate governance initiatives relevant to the points made in support of this proposal. The Chairman of our nomination and governance committee presides at executive sessions of the board. Only outside members of the board participate in these executive sessions, which take place at every board meeting. At least two-thirds of Citigroup’s board members are “independent” under NYSE guidelines. The audit and risk management committee, the personnel and compensation committee, the nomination and governance committee, and the public affairs committee are each comprised solely of independent directors. Citigroup has also eliminated interlocking directorships between Citigroup executive officers and companies affiliated with Citigroup directors. The board conducts annual self-evaluations of its effectiveness and that of each of its committees.

Our independent board, combined with a Chairman who is familiar with Citigroup’s businesses and operations, and a separate CEO, is in our view an extremely strong structure. The proposal would disrupt this balance and eliminate many of the benefits afforded by the existing structure.

The board recommends that you vote against this proposal.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal at the next annual meeting of stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Corporate Secretary of Citigroup at the address on the cover of this proxy statement. The proposal must be received no later than November 16, 2004.

Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the next annual meeting must notify Citigroup in writing of the information required by the provisions of Citigroup’s by-laws dealing with stockholder proposals. The notice must be delivered to Citigroup’s Corporate Secretary between December 21, 2004 and January 20, 2005. You can obtain a copy of Citigroup’s by-laws by writing the Corporate Secretary at the address shown on the cover of this proxy statement.

Cost of Annual Meeting and Proxy Solicitation

Citigroup pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Citigroup may solicit proxies by personal interview, telephone and similar means. No director, officer or employee of Citigroup will be specially compensated for these activities. Citigroup also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay the brokers, banks and other nominees certain expenses they incur for such activities. Citigroup has retained Morrow & Co. Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $25,000 plus reimbursement of certain out-of-pocket expenses.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2003 or in the future, he or she may telephone toll-free 1-800-542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Citigroup’s officers and directors, and persons who own more than ten percent of a registered class of Citigroup’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish Citigroup with copies of the forms. Based on its review of the forms it received, or written representations from reporting persons, Citigroup believes that, during 2003, each of its officers and directors complied with all such filing requirements. Citigroup does not have any greater than ten percent stockholders.

ANNEX A

CITIGROUP INC.

CORPORATE GOVERNANCE GUIDELINES

as of March 16, 2004

Corporate Governance Mission

The Company aspires to the highest standards of ethical conduct: doing what we say; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Company’s businesses.

Board of Directors

The Board of Directors’ primary responsibility is to provide effective governance over the Company’s affairs for the benefit of its stockholders, and to balance the interests of its diverse constituencies around the world, including its customers, employees, suppliers and local communities. In all actions taken by the Board, the Directors are expected to exercise their business judgment in what they reasonably believe to be the best interests of the Company. In discharging that obligation, Directors may rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors.

Number and Selection of Board Members

The Board has the authority under the by-laws to set the number of Directors, which should be in the range of 13 to 19, with the flexibility to increase the number of members in order to accommodate the availability of an outstanding candidate or the Board’s changing needs and circumstances. The Board may also appoint honorary directors. Honorary directors are invited to Board meetings, but do not vote on issues presented to the Board. Candidates for the Board shall be selected by the Nomination and Governance Committee, and recommended to the Board of Directors for approval, in accordance with the guidelines approved by the Board, taking into consideration the overall composition and diversity of the Board and areas of expertise that new Board members might be able to offer. Directors are elected by the stockholders at each Annual Meeting, to serve for a one-year term, which expires on the date of the next Annual Meeting. Between Annual Meetings, the Board may elect additional Directors by majority vote.

Director Independence

At least two-thirds of the members of the Board should be independent. The Board has adopted the categorical standards set forth in the attached Exhibit “A” to assist the Board in making the independence determination. These categorical standards are intended to comply with the New York Stock Exchange (“NYSE”) corporate governance rules and all other applicable laws, rules and regulations regarding director independence in effect from time to time. An outside Director shall qualify as independent for purposes of service on the Board of the Company and its Committees if the Board has determined that the Director has no material relationship with the Company.

A Director shall be deemed to have no material relationship with the Company and will qualify as independent if (a) the Director meets the categorical standards set forth in Exhibit “A” attached to these

Guidelines and (b) there exists any relationship or transaction of a type not specifically mentioned in Exhibit “A,” then, taking into account all relevant facts and circumstances, the Board has determined that the existence of such other relationship or transaction is not material and would not impair the Director’s exercise of independent judgment.

Qualifications for Director Candidates

One of the Board’s most important responsibilities is identifying, evaluating and selecting candidates for the Board of Directors. The Nomination and Governance Committee reviews the qualifications of potential director candidates and makes recommendations to the whole Board. The factors considered by the Committee and the Board in its review of potential candidates include:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards and the values statement contained in the Company’s annual report.

•	Whether the candidate has had broad business, governmental, non-profit or professional experience that indicates that the candidate will be able to make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing a financial services business that operates on a global scale.

•	Whether the candidate has special skills, expertise and background that add to and complement the range of skills, expertise and background of the existing directors.

•	Whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make.

•	Whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and our other stakeholders in reaching decisions.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors involves the exercise of judgment by the Board and cannot be measured in any mathematical or routine way.

Additional Board Service

The number of other public company boards on which a Director may serve shall be subject to a case-by-case review by the Nomination and Governance Committee, in order to ensure that each Director is able to devote sufficient time to perform his or her duties as a Director.

Members of the Audit and Risk Management Committee may not serve on more than three public company audit committees, including the Audit and Risk Management Committee of the Company.

Interlocking Directorates

No inside Director or executive officer of Citigroup shall serve as a director of a company where a Citigroup outside Director is an executive officer.

Stock Ownership Commitment

The Board and members of senior management are subject to the Stock Ownership Commitment, which provides that for so long as they remain members of the Board or senior management, they shall hold at least 75% of the shares of Company Common Stock they own on the date they become subject to the commitment and 75% of the net shares delivered to them pursuant to awards granted under the Company’s equity programs, once certain minimum guidelines have been met, subject to the provisions contained in the commitment.

For purposes of these guidelines, the term “members of senior management” shall mean members of the Management Committee, members of the Business Planning Groups and senior members of corporate staff as disclosed in the Company’s annual report.

Exceptions to the Stock Ownership Commitment include gifts to charity, estate planning transactions, transactions with Citigroup in connection with exercising employee stock options or paying withholding taxes under equity compensation programs, and certain other circumstances.

Retirement from the Board/ Term Limits

Directors may serve on the Board until the Annual Meeting of the Company next following their 72nd birthday, and may not be reelected after reaching age 72, unless this requirement has been waived by the Board for a valid reason. The Company has not adopted term limits for Directors.

Evaluation of Board Performance

The Nomination and Governance Committee shall conduct an annual review of Board performance, in accordance with guidelines recommended by the Committee and approved by the Board. This review shall include an overview of the talent base of the Board as a whole as well as an individual assessment of each outside Director’s qualification as independent under the NYSE corporate governance rules and all other applicable laws, rules and regulations regarding director independence; consideration of any changes in a Director’s responsibilities that may have occurred since the Director was first elected to the Board; and such other factors as may be determined by the Committee to be appropriate for review. Each Committee shall conduct an annual evaluation of its own performance as provided in its charter. The results of the Board and Committee evaluations shall be summarized and presented to the Board.

Attendance at Meetings

Directors are expected to attend the Company’s Annual Meeting of Stockholders, Board meetings and meetings of committees and subcommittees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and materials that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should be distributed to the Directors prior to the meeting, in order to provide time for review. The Chairman should establish a calendar of standard agenda items to be discussed at each meeting scheduled to be held over the course of the ensuing year, and shall also establish the agenda for each Board meeting. Each Board member is free to suggest items for inclusion on the agenda or to raise subjects that are not on the agenda for that meeting. The non-management Directors shall meet in executive session at each Board meeting. The Chair of the Nomination and Governance Committee shall preside at the executive sessions.

Annual Strategic Review

The Board shall review the Company’s long-term strategic plans and the principal issues that it expects the Company may face in the future during at least one Board meeting each year.

Communications

The Board believes that senior management speaks for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company, at the request of the Board or senior management.

Board Committees

The standing committees of the Board are the Executive Committee, the Audit and Risk Management Committee, the Personnel and Compensation Committee, the Nomination and Governance Committee and the Public Affairs Committee. All members of these committees, other than the Executive Committee, shall meet the independence criteria, as determined by the Board, set forth in the NYSE corporate governance rules, and all other applicable laws, rules or regulations regarding director independence. Committee members shall be appointed by the Board upon recommendation of the Nomination and Governance Committee, after consultation with the individual Directors. Committee chairs and members shall be rotated at the recommendation of the Nomination and Governance Committee.

Each committee shall have its own written charter which shall comply with the applicable NYSE corporate governance rules, and other applicable laws, rules and regulations. The charters shall set forth the mission and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and reporting to the Board.

The Chair of each committee, in consultation with the committee members, shall determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each committee, in consultation with the appropriate members of the committee and senior management, shall develop the committee’s agenda. At the beginning of the year, each committee shall establish a schedule of major topics to be discussed during the year (to the degree these can be foreseen). The agenda for each committee meeting shall be furnished to all Directors in advance of the meeting, and each independent Director may attend any meeting of any committee, whether or not he or she is a member of that committee.

The Board and each committee shall have the power to hire and fire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of senior management of the Company in advance.

The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

Director Access to Senior Management

Directors shall have full and free access to senior management and other employees of the Company. Any meetings or contacts that a Director wishes to initiate may be arranged through the CEO or the Secretary or directly by the Director. The Board welcomes regular attendance at each Board meeting by senior management of the Company. If the CEO wishes to have additional Company personnel attendees on a regular basis, this suggestion should be brought to the Board for approval.

Director Compensation

The form and amount of director compensation is determined by the Board based upon the recommendation of the Nomination and Governance Committee. The Nomination and Governance

Committee shall conduct an annual review of director compensation. Directors who are employees of the Company shall not receive any compensation for their services as Directors. Directors who are not employees of the Company may not enter into any consulting arrangements with the Company without the prior approval of the Nomination and Governance Committee. Directors who serve on the Audit and Risk Management Committee shall not directly or indirectly provide or receive compensation for providing accounting, consulting, legal, investment banking or financial advisory services to the Company.

Charitable Contributions

If an outside Director or an immediate family member of an outside Director serves as a director, trustee or executive officer of a foundation, university or other non-profit organization (“Charitable Organization”) and such Charitable Organization receives contributions from the Company and/or the Citigroup Foundation, such contributions will be reported to the Nomination and Governance Committee. If the annual contributions exceed the greater of $50,000 or 10% of the annual consolidated gross revenue of the Charitable Organization, such contributions shall be given special consideration by the Nomination and Governance Committee and the Board for purposes of making the independence determination with respect to the Director.

If an outside Director serves as an executive officer of a Charitable Organization and such Charitable Organization has received, within the preceding three years, annual contributions from the Company and/or the Citigroup Foundation that exceed the greater of $1 million or 2% of the annual consolidated gross revenue of the Charitable Organization, such contributions are required to be disclosed in the Company’s proxy statement.

Director Orientation and Continuing Education

The Company shall provide an orientation program for new Directors which shall include presentations by senior management on the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Conduct, its management structure and executive officers and its internal and independent auditors. The orientation program may also include visits to certain of the Company’s significant facilities, to the extent practical. The Company shall also make available continuing education programs for all members of the Board. All Directors are invited to participate in the orientation and continuing education programs.

Chairman, CEO and COO Performance

The Personnel and Compensation Committee shall conduct an annual review of the Chairman’s, the CEO’s and the COO’s performance, as set forth in its charter. The Board of Directors shall review the Personnel and Compensation Committee’s report in order to ensure that the Chairman, the CEO and the COO are providing the best leadership for the Company in the long and short term.

Succession Planning

The Personnel and Compensation Committee, or a subcommittee thereof, shall make an annual report to the Board on succession planning. The entire Board shall work with the Personnel and Compensation Committee, or a subcommittee thereof, to nominate and evaluate potential successors to the CEO and the COO. The CEO and the COO shall meet periodically with the Personnel and Compensation Committee in order to make available their recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Code of Conduct and Code of Ethics for Financial Professionals

The Company has adopted a Code of Conduct and other internal policies and guidelines designed to support the mission statement set forth above and to comply with the laws, rules and regulations that govern the Company’s business operations. The Code of Conduct applies to all employees of the Company and its subsidiaries, as well as to directors, temporary workers and other independent contractors and consultants when engaged by or otherwise representing the Company and its interests. In addition, the Company has adopted a Code of Ethics for Financial Professionals which applies to the principal executive officers of Citigroup and its reporting subsidiaries and all professionals worldwide serving in a finance, accounting, treasury, tax or investor relations role. The Nomination and Governance Committee shall monitor compliance with the Code of Conduct, the Code of Ethics for Financial Professionals and other internal policies and guidelines.

Insider Transactions

The Company does not generally purchase company stock from employees (except in connection with the routine administration of employee stock option and other equity compensation programs). Directors and executive officers may not trade shares of Company common stock during an administrative “blackout” period affecting the Company’s 401(k) plan or pension plan pursuant to which a majority of the Company’s employees are restricted from trading shares of Company common stock or transferring funds into or out of the Company common stock fund, subject to any legal or regulatory restrictions and the terms of the Company’s Personal Trading Policy.

Stock Options

The Company prohibits the repricing of stock options. All new equity compensation plans and material revisions to such plans shall be submitted to stockholders for approval.

Transactions with Directors

To the extent transactions, including brokerage services, banking services, insurance services and other financial services, between the Company and any Director or family member of a Director are not otherwise specifically prohibited under these Corporate Governance Guidelines or other policies of the Company, such transactions shall be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliates.

Loans to Directors

The Company shall not make any personal loans to Directors or immediate family members of Directors. The only exceptions shall be for credit cards, charge cards and overdraft checking privileges made in the ordinary course of business of the Company or one of its subsidiaries, of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public.

Loans to Executive Officers

The Company shall not make any personal loans to executive officers or members of the Management Committee, or their immediate family members, except for mortgage loans, home equity loans, consumer loans, credit cards, charge cards, overdraft checking privileges and margin loans to employees of a broker-dealer subsidiary of the Company made in the ordinary course of business of the Company or one of its subsidiaries, of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public.

Investments

Neither the Company nor any member of senior management shall make any investment in a partnership or other privately held entity in which a Director is a principal or in a publicly traded company in which a Director owns or controls more than a 10% interest.

No Director may invest in a third-party entity when the investment opportunity is made available to him or her because of such individual’s status as a Director. A Director or family member of a Director may participate in investment opportunities offered or sponsored by the Company provided they are offered on substantially similar terms as those for comparable transactions with similarly situated non-affiliated persons.

No Director or family member of a Director shall receive an IPO allocation.

Members of senior management may not invest in partnerships or other investment opportunities sponsored, or otherwise made available, by the Company, unless their participation is approved in advance by the Nomination and Governance Committee. Such approval shall not be required if the investment opportunity is offered to other qualified employees and investment by senior management is approved by the Personnel and Compensation Committee; or is made available to a member of senior management actively involved in a business unit, the principal activity of which is to make such investments on behalf of the Company and is offered pursuant to a co-investment plan approved by the Personnel and Compensation Committee; or is offered to senior management on the same terms as those offered to qualified persons who are not employees of the Company. Comparable principles shall apply to Directors and their family members who may be given the opportunity to invest in an employee program.

No member of senior management may invest in a third-party entity, except for investments permitted by the foregoing paragraph, when the investment opportunity is made available to him or her as a result of such individual’s status as a member of senior management of the Company.

Indemnification

The Company provides reasonable directors’ and officers’ liability insurance for the Directors and shall indemnify the Directors to the fullest extent permitted by law and the Company’s certificate of incorporation and by-laws.

Amendments

The Board may amend these Corporate Governance Guidelines, or grant waivers in exceptional circumstances, provided that any such modification or waiver may not be a violation of any applicable law, rule or regulation and further provided that any such modification or waiver is appropriately disclosed.

Exhibit “A” To Corporate Governance Guidelines

Director Independence Standards

as of March 16, 2004

An outside Director shall qualify as independent for purposes of service on the Board of the Company and its Committees if the Board has determined that the Director has no material relationship with the Company. The Board has adopted the following categorical standards to assist the Board in making this determination. These categorical standards have been drafted to incorporate the independence requirements contained in the NYSE corporate governance rules and all other applicable laws, rules and regulations in effect from time to time and are intended to supplement the provisions contained in the Corporate Governance Guidelines. A fundamental premise of the standards is that any permitted transactions between the Company and a Director or his/her family or their respective primary business affiliations shall be on arms-length, market terms.

Relationships as Client

Neither a Director nor any immediate family member shall have any personal loans from the Company, except for credit cards, charge cards and overdraft checking privileges made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Any brokerage services, private banking services, insurance and other financial services provided to a Director or any member of his/her immediate family by the Company must be made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Advisory, Consulting and Employment Arrangements

Neither a Director nor any immediate family member of a Director shall:

      Within the last three years, have received, directly or indirectly, from the Company any compensation, fees or benefits in an amount greater than $100,000, other than (a) standard compensation arrangements applicable to non-employee Directors generally; (b) compensation paid to Directors who are employees of the Company; or (c) compensation paid to an immediate family member of a Director who is a non-executive employee of the Company.

In addition, no member of the Audit and Risk Management Committee, nor any immediate family member of such individual, nor any entity in which an Audit and Risk Management Committee member is a partner, member or executive officer shall:

      Within the last three years, have received any payment for accounting, consulting, legal, investment banking or financial advisory services provided to the Company.

Business Relationships

All payments made by the Company to, and payments received by the Company from, a Director’s primary business affiliation or the primary business affiliation of a family member of a Director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Exhibit A-1

In addition, the aggregate amount of payments by the Company to, and to the Company from, any company of which a Director is an executive officer or employee or where a family member of a Director is an executive officer must not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.

All lending relationships, deposit relationships, or other banking relationships between the Company, on the one hand, and a Director’s primary business affiliation or the primary business affiliation of an immediate family member of a Director, on the other hand, must be made in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, and must not involve more than the normal risk of collectibility or present other unfavorable features. Any extensions of credit by the Company or its subsidiaries to such entity or its subsidiaries must comply with applicable law, including the Sarbanes-Oxley Act of 2002, Regulation O of the Federal Reserve Board and FDIC guidelines.

Charitable Contributions

Annual contributions to a foundation, university, or other non-profit organization (“Charitable Organization”) of which a Director or an immediate family member serves as a director, trustee or executive officer may not exceed the greater of $50,000 or 10% of the annual consolidated gross revenue of the Charitable Organization.

Employment/ Affiliations

An outside Director shall not:

(i)	be or have been an employee of the Company within the last three years;

(ii)	be part of, or within the past three years have been part of, an interlocking directorate in which an executive officer of Citigroup serves or has served on the compensation committee of a company that concurrently employs or employed the Director; or

(iii)	be or have been affiliated with or employed by a present or former auditor of the Company within the five-year period following the auditing relationship.

An outside Director may not have a family member who:

(i)	is an executive officer of Citigroup or has been within the last three years;

(ii)	is, or within the past three years has been, part of an interlocking directorate in which an executive officer of Citigroup serves or has served on the compensation committee of a company that concurrently employs or employed such family member; or

(iii)	is or has been affiliated with or employed by a present or former auditor of Citigroup within the five-year period following the auditing relationship.

No member of the Audit and Risk Management Committee shall be an affiliated person of the Company.

Exhibit A-2

Definitions

For purposes of these independence standards, (i) the term “family member” means any of the Director’s spouse, parents, children, brothers, sisters, mother- and father-in law, sons- and daughters-in-law, and brothers-and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home, (ii) the term “immediate family members” of a Director includes the Director’s spouse and other “family members” (including children) who share the Director’s home or who are financially dependent on the Director, and (iii) the term “primary business affiliation” means an entity of which the Director is an officer, partner or employee or in which the Director owns directly or indirectly at least a 5% equity interest.

Exhibit A-3

ANNEX B

CITIGROUP INC.

AUDIT AND RISK MANAGEMENT COMMITTEE CHARTER

as of March 16, 2004

Mission

The Audit and Risk Management Committee (“Committee”) of Citigroup Inc. (“Citigroup”) is a standing committee of the Board of Directors (“Board”). The purpose of the Committee is to assist the Board in fulfilling its oversight responsibility relating to (i) the integrity of Citigroup’s financial statements and financial reporting process and Citigroup’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function — Audit and Risk Review (ARR); (iii) the annual independent audit of Citigroup’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the compliance by Citigroup with legal and regulatory requirements, including Citigroup’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out herein. The report of the Committee required by the rules of the Securities and Exchange Commission shall be included in Citigroup’s annual proxy statement.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that Citigroup’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

Membership

The Committee shall be comprised of at least three members of the Board, and the members shall meet the independence, experience, and expertise requirements of the New York Stock Exchange and other applicable laws and regulations (including the Sarbanes-Oxley Act of 2002).

At least one member of the Committee will qualify as an audit committee financial expert as defined by the Securities and Exchange Commission. The members of the Committee and the Committee Chair shall be appointed by, and may be removed by, the Board on the recommendation of the Nomination and Governance Committee. Committee membership shall be rotated periodically, and the Committee Chair shall be rotated periodically, at the recommendation of the Nomination and Governance Committee.

Authority

The Committee shall have the sole authority to select, evaluate, appoint, and replace the independent auditors (subject to stockholder ratification) and shall approve in advance all audit engagement fees and terms and all audit-related, tax and other engagements with the independent auditors. The Committee shall consult with management, but shall not delegate these responsibilities. The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting, or other consultants to advise the Committee. Citigroup shall provide funding, as determined by the Committee, for payment of compensation to the independent auditors, any advisors employed by the Committee and ordinary administrative expenses of the Committee. The Committee may form and delegate authority to subcommittees, comprised of one or more members of the Committee, as necessary or appropriate. Each subcommittee shall have the full power and authority of the Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

Meetings and Access

•	Meet as often as it determines, but not less frequently than quarterly.

•	Meet separately, periodically, with management, ARR, Risk Management and independent auditors.

•	Regularly report to the Board on the Committee’s activities.

•	Annually review and report to the Board on its own performance.

•	Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Financial Statement, Disclosure and Risk Management Matters

•	Review and discuss with management and the independent auditors the annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (MD&A), and recommend to the Board whether the audited financial statements should be included in Citigroup’s Form 10-K.

•	Review and discuss with management and the independent auditors the quarterly financial statements, including disclosures made in MD&A and the results of the independent auditors’ reviews of the quarterly financial statements, prior to the filing of Citigroup’s Form 10-Q.

•	Discuss generally Citigroup’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release or each instance in which Citigroup may provide earnings guidance.

•	Receive a disclosure from the Chief Executive Officer and Chief Financial Officer during their certification process for the 10-K and 10-Q’s about (1) any significant deficiencies and material weaknesses in design or operation of internal controls over financial reporting and (2) any fraud, whether or not material, involving management or other employees who have a significant role in Citigroup’s internal controls.

•	Review and discuss periodically reports from the independent auditors on, among other things, certain:

--	Critical accounting policies and practices to be used;

--	Alternative treatments of financial information within generally accepted accounting principles;

--	Other material written communications between the independent auditors and management, such as any management letter and Citigroup’s response to such letter or schedule of unadjusted differences; and

--	Difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, any significant disagreements with management, and communications between the audit team and the audit firm’s national office with respect to difficult auditing or accounting issues presented by the engagement.

•	Review and discuss with management and the independent auditors, at least annually:

--	Developments and issues with respect to reserves;

--	Regulatory and accounting initiatives, as well as off-balance sheet structures, and their effect on Citigroup’s financial statements; and

--	Accounting policies used in the preparation of Citigroup’s financial statements (specifically those policies for which management is required to exercise discretion or judgment regarding the implementation thereof).

•	Review with management its evaluation of Citigroup’s internal control structure and procedures for financial reporting and review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such internal controls and procedures, including any significant deficiencies or material weaknesses in such controls and procedures.

•	Annually review and discuss with management and the independent auditors (1) management’s assessment of the effectiveness of Citigroup’s internal control structure and procedures for financial reporting and (2) the independent auditors’ attestation to, and report on, management’s control assessment when such requirement becomes effective under Section 404 of the Sarbanes-Oxley Act of 2002.

•	Discuss with management Citigroup’s major credit, market, liquidity and operational risk exposures and the steps management has taken to monitor and control such exposures, including Citigroup’s risk assessment and risk management policies.

•	Establish procedures for the receipt, retention, and treatment of complaints received by Citigroup regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of Citigroup of concerns regarding questionable accounting or auditing matters.

Oversight of Citigroup’s Relationship with the Independent Auditors

•	Receive and discuss a report from the independent auditors at least annually regarding:

--	The independent auditors’ internal quality-control procedures;

--	Any material issues raised by the most recent quality-control review, or peer review (if applicable), of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditors;

--	Any steps taken to deal with any such issues;

--	All relationships between the independent auditors and Citigroup, in order to assess the independent auditors’ independence; and

--	Key staffing and lead audit partner rotation plans.

•	Approve guidelines for the retention of the independent auditors for any non-audit services and determine procedures for the approval of audit, audit-related, tax and other services in advance. In accordance with such procedures, the Committee shall approve in advance any audit, audit-related, tax and other services provided to Citigroup by the independent auditors. Pre-approval authority may be delegated to one or more members of the Committee.

•	Review and discuss the scope and plan of the independent audit.

•	Evaluate the qualifications, performance and independence of the independent auditors, including whether the provision of non-audit services is compatible with maintaining the auditors’ independence, and taking into account the opinions of management and ARR. This shall include a review and discussion of the annual communication as to independence delivered by the independent auditors (Independence Standards Board Standard No. 1 — “Independence Discussions with Audit Committees”). The Committee shall present its conclusions to the Board and, if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditors.

•	Recommend to the Board policies for Citigroup’s hiring of employees or former employees of the independent auditors.

Oversight of Audit and Risk Review

•	Review and approve the appointment and replacement of the Chief Auditor who shall report directly to the Committee.

•	Review and discuss the ARR findings that have been reported to management, management’s responses, and the progress of the related corrective action plans.

•	Review and evaluate the adequacy of the work performed by the Chief Auditor and ARR, and ensure that ARR is independent and has adequate resources to fulfill its duties, including implementation of the annual audit plan.

Compliance Oversight Responsibilities

•	Review periodically with management, including the General Counsel, and the independent auditors any correspondence with, or other action by, regulators or governmental agencies, any material legal affairs of Citigroup and Citigroup’s compliance with applicable law and listing standards.

•	Review and discuss the report of the Chief Auditor regarding the expenses of, the perquisites paid to, and the conflicts of interest, if any, of members of Citigroup’s senior management.

•	Receive and discuss reports from management on an annual and/or as-needed basis relating to: compliance at Citigroup (including anti-money laundering, regulatory and fiduciary compliance); significant reported ethics violations; compliance with FDICIA internal control and compliance reporting requirements; compliance with OCC Bulletin 97-23 (business resumption and contingency planning); tax developments and issues; fraud and operating losses; technology and information security; and Citigroup and subsidiaries’ insurance.

ANNEX C

CITIGROUP INC.

NOMINATION AND GOVERNANCE COMMITTEE CHARTER

as of March 16, 2004

Mission

The Nomination and Governance Committee (the “Committee”) is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of stockholders. It leads the Board in its annual review of the Board’s performance and recommends to the Board director candidates for each committee for appointment by the Board.

The Committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the Board the Corporate Governance Guidelines applicable to the Company and monitoring Company compliance with said policies and Guidelines.

Membership

The members of the Committee shall meet the independence requirements of the New York Stock Exchange corporate governance rules and all other applicable laws, rules and regulations governing director independence, as determined by the Board. Members of the Committee and the Committee Chair shall be appointed by and may be removed by the Board on the recommendation of the Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Review and assess the adequacy of the Company’s policies and practices on corporate governance including the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval.

•	Review and assess the adequacy of the Company’s Code of Conduct, the Code of Ethics for Financial Professionals and other internal policies and guidelines and monitor that the principles described therein are being incorporated into the Company’s culture and business practices.

•	Review the Company’s business practices, particularly as they relate to preserving the good reputation of the Company. The Company’s internal Business Practices Committee shall provide regular reports to the Committee or to the Board. The Chair of the Business Practices Committee shall be invited to attend meetings of the Committee, at the request of the Chair of the Committee.

•	Review the appropriateness of the size of the Board relative to its various responsibilities. Review the overall composition of the Board, taking into consideration such factors as business experience and specific areas of expertise of each Board member, and make recommendations to the Board as necessary.

•	Develop appropriate criteria and make recommendations to the Board regarding the independence of directors and nominees.

C-1

•	Recommend to the Board the number, identity and responsibilities of Board committees and the Chair and members of each committee. This shall include advising the Board on committee appointments and removal from committees or from the Board, rotation of committee members and Chairs and committee structure and operations.

•	Review the adequacy of the charters adopted by each committee of the Board, and recommend changes as necessary.

•	Assist the Board in developing criteria for identifying and selecting qualified individuals who may be nominated for election to the Board, which shall reflect at a minimum all applicable laws, rules, regulations and listing standards.

•	Recommend to the Board the slate of nominees for election to the Board at the Company’s annual meeting of stockholders.

•	As the need arises to fill vacancies, actively seek individuals qualified to become Board members for recommendation to the Board.

•	Consider nominations for Board membership recommended by security holders.

•	Periodically review and recommend to the Board the compensation structure for non-employee directors for Board and committee service.

•	Periodically assess the effectiveness of the Board of Directors in meeting its responsibilities, representing the long-term interests of stockholders.

•	Report annually to the Board with an assessment of the Board’s performance.

•	Review adherence by directors to corporate guidelines regarding transactions with the Company.

•	Monitor the orientation and continuing education programs for directors.

•	Conduct an annual review of the Committee’s performance and report the results to the Board, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities.

•	Obtain advice and assistance, as needed, from internal or external legal counsel, accounting firms, search firms or other advisors, with the sole authority to retain, terminate and negotiate the terms and conditions of the assignment.

•	Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

•	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

C-2

ANNEX D

CITIGROUP INC.

PERSONNEL AND COMPENSATION COMMITTEE CHARTER

as of March 16, 2004

Mission

The Personnel and Compensation Committee (the “Committee”) is responsible for determining the compensation for the Office of the Chairman, the Chief Executive Officer and the Chief Operating Officer and approving the compensation structure for senior management, including members of the business planning groups, the most senior managers of corporate staff and other highly paid professionals, in accordance with guidelines established by the Committee from time to time. The Committee will produce an annual report on executive compensation for inclusion in the Company’s proxy statement. Further, the Committee approves broad-based and special compensation plans across the Company.

Additionally, the Committee will regularly review the Company’s management resources, succession planning and development activities, as well as the performance of senior management. The Committee is charged with monitoring the Company’s performance toward meeting its goals on employee diversity.

Membership

The Committee shall consist of at least three members of the Board of Directors, each of whom shall (a) meet the independence requirements of the New York Stock Exchange corporate governance rules and all other applicable laws, rules and regulations governing director independence, as determined by the Board; (b) qualify as “non-employee directors” as defined under Section 16 of the Securities Exchange Act; and (c) qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. Members of the Committee and the Committee Chair shall be appointed by and may be removed by the Board on the recommendation of the Nomination and Governance Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Annually review and approve corporate goals and objectives relevant to the Company’s Chairman, Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”) compensation, evaluate the Chairman’s, the CEO’s and the COO’s performance in light of these goals and objectives, and provide a report thereon to the Board.

•	Annually review and determine base salary, incentive compensation and long-term compensation for the Chairman, the CEO and the COO, and report the Committee’s determination to the Board. In determining long-term incentive compensation of the Chairman, the CEO and the COO, the Committee shall consider, among other factors, the Company’s performance, relative stockholder return, the value of similar incentive awards to individuals at these positions at comparable companies and the awards given to the Chairman, the CEO and the COO in past years.

•	Annually review and approve base salary, incentive compensation and long-term incentive compensation for senior management.

D-1

•	In consultation with and based upon the advice of outside counsel, monitor the disclosure and prepare an annual report on executive compensation for inclusion in the Company’s proxy statement.

•	Review executive officer compensation for compliance with Section 16 of the Securities Exchange Act and Section 162(m) of the Internal Revenue Code, as each may be amended from time to time, and any other applicable laws, rules and regulations.

•	In consultation with the CEO and the COO, review the talent development process within the Company to ensure it is effectively managed. Senior management will provide a report to the Committee regarding its talent and performance review process for key Management Committee members and other high potential individuals. The purpose of the performance and talent review is to ensure that there is a sufficient pool of qualified internal candidates to fill senior and leadership positions and to identify opportunities, performance gaps and next steps as part of the Company’s executive succession planning and development process, all of which shall be reviewed with the Committee.

•	In consultation with the Board, the CEO and the COO, either the Committee as a whole or a subcommittee thereof shall, as part of its executive succession planning process, evaluate and nominate potential successors to the CEO and the COO. The Committee will also provide an annual report to the Board on CEO and COO succession.

•	Annually review employee compensation strategies, benefits and equity programs.

•	Annually report to the Board on share usage, dilution and proxy disclosures.

•	Review and approve employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits.

•	Annually review the Company’s progress in meeting diversity goals with respect to the employee population.

•	Conduct an annual review of the Committee’s performance, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities.

•	Obtain advice and assistance, as needed, from internal or external legal counsel, accounting firms, search firms, compensation specialists or other advisors, with the sole authority to retain, terminate and negotiate the terms and conditions of the assignment.

•	Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

•	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

D-2

ANNEX E

CITIGROUP INC.

PUBLIC AFFAIRS COMMITTEE CHARTER

as of March 16, 2004

Mission

The Public Affairs Committee (the “Committee”) is responsible for (i) reviewing the Company’s policies and programs that relate to public issues of significance to the Company and the public at large and (ii) reviewing the Company’s relationships with external constituencies and issues that impact the Company’s reputation.

Membership

The Committee shall consist of at least three members of the Board of Directors, each of whom shall meet the independence requirements of the New York Stock Exchange corporate governance rules and all other applicable laws, rules and regulations governing director independence, as determined by the Board. Members of the Committee and the Committee Chair shall be appointed by and may be removed by the Board on the recommendation of the Nomination and Governance Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Review the state of the Company’s relationships with external constituencies, how those constituencies view the Company and the issues raised by them.

•	Review the impact of business operations and business practices on the communities where the Company does business.

•	Review political contributions made by the Company and charitable contributions made by the Company and the Citigroup Foundation.

•	Review Community Reinvestment Act performance and compliance with fair lending practices.

•	Review shareholder proposals, management responses and other shareholder activism issues.

•	Review the Company’s policies and practices regarding employee and supplier diversity.

•	Review the Company’s policies regarding privacy.

•	Conduct an annual review of the Committee’s performance and report the results to the Board, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities.

•	Obtain advice and assistance, as needed, from internal or external legal counsel, or other advisors, with the sole authority to retain, terminate and negotiate the terms and conditions of the assignment.

•	Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

•	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

E-1

ADMISSION TICKET

2004 Annual Meeting of Stockholders

April 20, 2004 at 9:00 a.m. at

Carnegie Hall, 154 West 57th Street, New York, New York

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you submit your proxy by telephone or Internet, do not return your proxy card.
Thank you for your proxy submission.

CITIGROUP INC.

Proxy Solicited on Behalf of the Board of Directors
of Citigroup Inc. for the Annual Meeting, April 20, 2004

     The undersigned hereby constitutes and appoints Sanford I. Weill, Charles Prince, Robert B. Willumstad and Michael S. Helfer, and each of them his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Citigroup Inc. (“Citigroup”) to be held at Carnegie Hall, 154 West 57th Street, New York, New York, on Tuesday, April 20, 2004, at 9:00 a.m. local time and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

     If shares of Citigroup Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Citigroup Inc. Common Stock in the undersigned’s name and/or account under such Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Your proxy cannot be voted unless you sign, date and return this card or follow the instructions for telephone or Internet voting set forth above and on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1-2 and AGAINST Proposals 3-6 and will be voted in the discretion of the proxies (or, in the case of a Voting Plan, will be voted in the discretion of the plan trustee or administrator) upon such other matters as may properly come before the Annual Meeting.

     The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said Annual Meeting and any adjournments or postponements thereof.

     NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

YOUR VOTE IS IMPORTANT
Do not return this proxy card if you vote by telephone or Internet.

THREE WAYS TO VOTE

To vote by Telephone

1)	Read the Proxy Statement and have the proxy card below at hand.
2)	Call 1-800-690-6903
3)	Follow the instructions.

To vote by Internet

1)	Read the Proxy Statement and have the proxy card below at hand.
2)	Go to Website www.proxyvote.com
3)	Follow the instructions provided on the website.

To vote by Mail

1)	Read the Proxy Statement.
2)	Check the appropriate boxes on the proxy card below.
3)	Sign and date the proxy card.
4)	Return the proxy card in the envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CITIGP

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CITIGROUP INC.

The Board of Directors recommends a vote FOR each of Proposals 1-2.

Vote On Directors
1.	Proposal to elect 15 directors to a one-year term.
Nominees:
01)	C. Michael Armstrong	09)	Richard D. Parsons
02)	Alain J. P. Belda	10)	Andrall E. Pearson
03)	George David	11)	Charles Prince
04)	Kenneth T. Derr	12)	Robert E. Rubin
05)	John M. Deutch	13)	Franklin A. Thomas
06)	Roberto Hernández Ramirez	14)	Sanford I. Weill
07)	Ann Dibble Jordan	15)	Robert B. Willumstad
08)	Dudley C. Mecum
			For	Against	Abstain
Vote On Proposals

2.	Proposal to ratify the selection of KPMG LLP as Citigroup’s independent auditors for 2004.		☐	☐	☐

			Yes	No
Please indicate if you plan to attend the Annual Meeting			☐	☐

For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below. These shares will be voted FOR the remaining nominee(s).
☐	☐	☐

The Board of Directors recommends a vote AGAINST each of proposals 3-6.

			For	Against	Abstain
3.	Stockholder proposal requesting a curb on executive compensation, no future stock option grants and no renewals or extensions of option plans.		☐	☐	☐

4.	Stockholder proposal requesting a report on political contributions.		☐	☐	☐

5.	Stockholder proposal requesting a discontinuation of all rights, options, SAR’s and possible severance payments to the top 5 of management.		☐	☐	☐

6.	Stockholder proposal requesting that the Chairman of the Board have no management duties, titles or responsibilities.		☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]               Date

Signature (Joint Owners)               Date